Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
CBL & ASSOCIATES PROPERTIES,	§
INC., et al.,	§	Case No. 20-35226 (DRJ)
§
Debtors.[1]	§	(Jointly Administered)
§

JOINT CHAPTER 11 PLAN OF

CBL & ASSOCIATES PROPERTIES, INC. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP Alfredo R. Pérez (15776275) 700 Louisiana Street, Suite 1700 Houston, Texas 77002 Telephone: (713) 546-5000 Facsimile: (713) 224-9511	WEIL, GOTSHAL & MANGES LLP Ray C. Schrock, P.C. Garrett A. Fail Moshe A. Fink 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007
Proposed Counsel for the Debtors and Debtors in Possession
Dated: December 29, 2020
Houston, Texas

[1]

A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://dm.epiq11.com/CBLProperties. The Debtors’ service address for the purposes of these chapter 11 cases is 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421.

4.6	Class 6: Consenting Crossholder Deficiency Claims	24

4.7	Class 7: Senior Unsecured Notes Claims	25

4.8	Class 8: Ongoing Trade Claims	25

4.9	Class 9: General Unsecured Claims	26

4.10	Class 10: Intercompany Claims	26

4.11	Class 11: Existing LP Preferred Units	26

4.12	Class 12: Existing LP Common Units	26

4.13	Class 13: Existing REIT Preferred Stock	27

4.14	Class 14: Existing REIT Common Stock	27

4.15	Class 15: Intercompany Interests	28

4.16	Class 16: Section 510(b) Claims	28

ARTICLE V MEANS FOR IMPLEMENTATION		29

5.1	Compromise and Settlement of Claims, Interests, and Controversies	29

5.2	Continued Corporate Existence; Effectuating Documents; Restructuring Transactions	29

5.3	Plan Funding	31

5.4	Cancellation of Existing Securities, Agreements, and Security Interests	31

5.5	Officers and Boards of Directors	32

5.6	Management Incentive Plan	33

5.7	Exit Credit Facility	33

5.8	Authorization and Issuance of New LP Units	34

5.9	New Common Stock, New Preferred Stock, and Warrants; Listing	34

5.10	Intercompany Interests	35

5.11	No Substantive Consolidation	35

5.12	Closing of Chapter 11 Cases	36

5.13	Notice of Effective Date	36

ARTICLE VI DISTRIBUTIONS		36

6.1	Distributions Generally	36

6.2	No Postpetition Interest on Claims	36

6.3	Date of Distributions	36

6.4	Distribution Record Date	36

6.5	Distributions after Effective Date	37

6.6	Disbursing Agent	37

6.7	Delivery of Distributions	38

6.8	Unclaimed Property	39

6.9	Satisfaction of Claims	39

6.10	Manner of Payment under Plan	39

6.11	Fractional Shares and Warrants	39

6.12	No Distribution in Excess of Amount of Allowed Claim	40

6.13	Allocation of Distributions Between Principal and Interest	40

6.14	Exemptions from Securities Laws; Listing	40

6.15	Setoffs and Recoupments	41

6.16	Rights and Powers of Disbursing Agent	41

6.17	Expenses of Disbursing Agent	41

6.18	Withholding and Reporting Requirements	42

ARTICLE VII PROCEDURES FOR RESOLVING CLAIMS		43

7.1	Allowance of Claims	43

7.2	Objections to Claims	43

7.3	Estimation of Claims	43

7.4	Adjustment to Claims Register Without Objection	44

7.5	Disallowance of Claims	44

7.6	Claim Resolution Procedures Cumulative	44

7.7	No Distributions Pending Allowance	44

7.8	Distributions after Allowance	44

ARTICLE VIII EXECUTORY CONTRACTS AND UNEXPIRED LEASES		44

8.1	General Treatment	44

8.2	Determination of Assumption and Cure Disputes; Deemed Consent	45

8.3	Rejection Damages Claims	47

8.4	Survival of the Debtors’ Indemnification Obligations	47

8.5	Employment Arrangements	48

8.6	Insurance Policies	48

8.7	Tax Agreements	48

8.8	Modifications, Amendments, Supplements, Restatements, or Other Agreements	49

8.9	Reservation of Rights	49

ARTICLE IX CONDITIONS PRECEDENT TO OCCURRENCE OF EFFECTIVE DATE		49

9.1	Conditions Precedent to Effective Date	49

9.2	Waiver of Conditions Precedent	50

9.3	Effect of Failure of a Condition	51

9.4	Substantial Consummation	51

ARTICLE X EFFECT OF CONFIRMATION		51

10.1	Binding Effect	51

10.2	Vesting of Assets	51

10.3	Discharge of Claims Against and Interests in Debtors	52

10.4	Pre-Confirmation Injunctions and Stays	52

10.5	Injunction against Interference with Plan	52

10.6	Plan Injunction	52

10.7	Releases	53

10.8	Exculpation	55

10.9	Injunction Related to Releases and Exculpation	56

10.10	Subordinated Claims	56

10.11	Retention of Causes of Action and Reservation of Rights	56

10.12	Ipso Facto and Similar Provisions Ineffective	57

ARTICLE XI RETENTION OF JURISDICTION		57

11.1	Retention of Jurisdiction	57

ARTICLE XII MISCELLANEOUS PROVISIONS		59

12.1	Exemption from Certain Transfer Taxes	59

12.2	Request for Expedited Determination of Taxes	59

12.3	Dates of Actions to Implement Plan	59

12.4	Amendments	59

12.5	Revocation or Withdrawal of Plan	60

12.6	Severability	60

12.7	Governing Law	60

12.8	Immediate Binding Effect	61

12.9	Successors and Assigns	61

12.10	Entire Agreement	61

12.11	Computing Time	61

12.12	Exhibits to Plan	61

12.13	Notices	61

12.14	Dissolution of Committee	63

12.15	Reservation of Rights	63

12.16	Waiver or Estoppel	63

v

Each of the debtors in the above-captioned chapter 11 cases (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in section 1.1 below.

ARTICLE	I DEFINITIONS AND INTERPRETATION.

1.1 Definitions.

The following terms shall have the respective meanings specified below:

Accepting Class means a Class that votes to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (i) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the Debtors’ businesses, (ii) Fee Claims, (iii) Restructuring Expenses, and (iv) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.

Allowed means, with respect to any Claim against or Interest in a Debtor, (i) any Claim or Interest arising on or before the Effective Date (a) as to which no objection to allowance has been interposed within the time period set forth in the Plan, or (b) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (ii) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, (iii) any Claim or Interest expressly Allowed under the Plan, or (iv) any Claim that is listed in the Debtors’ Schedules as liquidated, non-contingent, and undisputed; provided, that, notwithstanding the foregoing, the Debtors will retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise unimpaired pursuant to this Plan.

Alternative Service has the meaning set forth in section 6.14 of the Plan.

Amended By-Laws means, with respect to each Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws or operating agreement, a substantially final form of which shall be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

Amended Certificate of Incorporation means, with respect to each Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation or certificate of formation, a substantially final form of which shall be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

Asset means all of the rights, title, and interests of a Debtor in and to property of whatever type or nature, including real, personal, mixed, intellectual, tangible, and intangible property.

Assumption Dispute means an unresolved objection regarding assumption, Cure Amount, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or any other issue relating to assumption of an executory contract or unexpired lease.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, or if the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.

Bank Lender Claim Amount means $[•] million.

Bank Lender Deficiency Claim means any Bank Lender First Lien Credit Facility Claim that is not a Bank Lender Secured Claim. For the avoidance of doubt, the Bank Lender Deficiency Claims are Unsecured Claims.

Bank Lender Deficiency Claim Amount means the Bank Lender Claim Amount less the Bank Lender Secured Claim Amount.

Bank Lender Deficiency Claims Equity Distribution means any recovery that is required by the Bankruptcy Court to be received by the holders of the Bank Lender Deficiency Claims in addition to the Bank Lender Deficiency Claim Exit Facility Distribution, which recovery shall be in the form of New Preferred Stock and/or New Common Stock (in a ratio reasonably acceptable to the Debtors and the Required Consenting Noteholders) in an amount equal to the additional recovery required as determined by the Bankruptcy Court.

Bank Lender Deficiency Claim Exit Credit Facility Distribution means the aggregate amount of the Exit Credit Facility less the Bank Lender Secured Claim Exit Credit Facility Distribution.

Bank Lender First Lien Credit Facility Claim means any First Lien Credit Facility Claim that is not a Consenting Crossholder Claim.

Bank Lender Secured Claim means any Bank Lender First Lien Credit Facility Claim that is a Secured Claim.

Bank Lender Secured Claim Amount means the First Lien Credit Facility Secured Claim Amount multiplied by the percentage of Bank Lender First Lien Credit Facility Claims to the total First Lien Credit Facility Claims.

Bank Lender Secured Claim Exit Credit Facility Distribution means loans under the Exit Credit Facility in an aggregate amount equal to the Bank Lender Secured Claim Amount.

Benefit Plans means (i) each “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and (ii) any other pension, retirement, bonus, incentive, health, retiree health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by the Debtors for the benefit of any of its current or former employees or independent contractors, other than those that entitle employees to, or that otherwise give rise to, Interests, or consideration based on the value of Interests, in the Debtors.

Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any claims under any state or foreign law, including any fraudulent transfer or similar claims.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on the Petition Date in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code.

Chief Executive Officer means Mr. Stephen Lebovitz.

Claim has the meaning set forth in section 101(5) of the Bankruptcy Code, against any Debtor.

Class means any group of Claims or Interests classified under the Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Date means the date on which the Bankruptcy Court enters the Confirmation Order.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders.

Consenting Crossholder means a holder of a Consenting Crossholder Claim.

Consenting Crossholder Claim means any First Lien Credit Facility Claim held by a Consenting Noteholder.

Consenting Crossholder Claim Amount means $[•] million.

Consenting Crossholder Deficiency Claim means any Consenting Crossholder Claim that is not a Consenting Crossholder Secured Claim. For the avoidance of doubt, Consenting Crossholder Deficiency Claims are Unsecured Claims.

Consenting Crossholder Deficiency Claim Amount means the Consenting Crossholder Claim Amount less the Consenting Crossholder Secured Claim Amount.

Consenting Crossholder Deficiency Claims Recovery Pool means New Common Stock in an amount sufficient to provide a percentage recovery to holders of Consenting Crossholder Deficiency Claims equal to the percentage recovery received by holders of the Bank Lender Deficiency Claims in accordance with the Plan or as required by the Bankruptcy Court.

Consenting Crossholder Secured Claim means any Consenting Crossholder Claim that is a Secured Claim.

Consenting Crossholder Secured Claim Amount means the First Lien Credit Facility Secured Claim Amount multiplied by the percentage of Consenting Crossholder Claims to the total First Lien Credit Facility Claims.

Consenting Crossholder Secured Claims Recovery Pool means a combination of consideration (as agreed upon by the Debtors, the Required Consenting Noteholders, and the Consenting Crossholders) consisting of (i) New Preferred Stock and (ii) Cash, which, in the aggregate, shall equal 95% of the Consenting Crossholder Secured Claim Amount.

Consenting Noteholders mean any (i) holder or beneficial owner of a Senior Unsecured Notes Claim that is a party to the Restructuring Support Agreement, (ii) investment advisor or manager of discretionary funds, accounts, or other entities that are a party to the Restructuring Support Agreement on behalf of holders or beneficial owners of a Senior Unsecured Notes Claim and/or (iii) any holder or beneficial owner of a Senior Unsecured Notes Claim on whose behalf an investment advisor or manager (as set forth in the preceding clause (ii)) has signed the Restructuring Support Agreement.

Creditors’ Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on November 13, 2020, pursuant to the Notice of Appointment of Committee of Unsecured Creditors (Docket No. 204).

Cure Amount means the Cash or other property (as the Debtors (with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld), or the Reorganized Debtors, as applicable, and the counterparty to an executory contract or unexpired lease may agree or the Bankruptcy Court may order) as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease pursuant to section 365(a) of the Bankruptcy Code.

D&O Policy means any insurance policy, including tail insurance policies, for directors’, members’, trustees’, and officers’ liability maintained by the Debtors and in effect or purchased as of the Petition Date.

Debtor(s) has the meaning set forth in the introductory paragraph of the Plan.

Disbursing Agent means any Entity in its capacity as a disbursing agent under section 6.6 of the Plan, including any Debtor or Reorganized Debtor, as applicable, that acts in such capacity to make distributions pursuant to the Plan.

Disclosure Statement means the disclosure statement for the Plan, including all exhibits, schedules, supplements, modifications, amendments, and annexes thereto, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law.

Disputed means, with respect to a Claim, (i) any Claim that is disputed under Article VII of the Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (ii) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (iii) any Claim that is listed in the Schedules, if filed, as unliquidated, contingent or disputed, and as to which no request for payment or proof of claim has been filed, or (iv) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtors dispute only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.

Distribution Record Date means, except as otherwise provided in the Plan, the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day on which (i) all conditions to the effectiveness of the Plan set forth in section 9.1 of the Plan have been satisfied or waived in accordance with the terms of the Plan and (ii) no stay of the Confirmation Order is in effect.

Employment Arrangements means all employee compensation plans, Benefit Plans, employment agreements, executive employment agreements, offer letters, or award letters to which any Debtor is a party.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate(s) means individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Exculpated Parties means, collectively, and in each case in their capacities as such during the Chapter 11 Cases, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Consenting Noteholders, (iv) the Senior Unsecured Notes Trustee, (v) the Creditors’ Committee, and (vi) with respect to each of the foregoing Persons or Entities in clauses (i) through (v), all of their respective Related Parties to the maximum extent permitted by law; provided that Exculpated Parties shall not include the First Lien Credit Facility Administrative Agent and/or First Lien Credit Facility Lenders (other than any holder of a Consenting Crossholder Claim) or any Person appointed by the First Lien Credit Facility Administrative Agent and/or First Lien Credit Facility Lenders to exercise any voting proxy or otherwise serve as a member, director, officer or in any other capacity with respect to any of the Debtors or Non-Debtor Affiliates in connection with the Wells Fargo Adversary Proceeding.

Existing LP Common Units means the common units issued by the LP, including the LP Series S Special Common Units, the LP Series L Special Common Units, and the LP Series K Special Common Units.

Existing LP Preferred Units means the preferred units issued by the LP.

Existing REIT Common Stock means the common stock issued by the REIT.

Existing REIT Preferred Stock means, collectively, the following class of preferred stock issued by the REIT: (i) the 7.375% Series D Cumulative Redeemable Preferred Stock and (ii) the 6.625% Series E Cumulative Redeemable Preferred Stock.

Exit Credit Facility means the credit facility to be entered into on the Effective Date, containing terms substantially consistent with the Exit Credit Facility Term Sheet and otherwise reasonably acceptable to the Debtors and Required Consenting Noteholders.

Exit Credit Facility Agent means the administrative agent under the Exit Credit Facility Agreement.

Exit Credit Facility Agreement means that certain credit agreement, dated as of the Effective Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), containing terms substantially consistent with the Exit Credit Facility Term Sheet and otherwise reasonably acceptable to the Debtors and Required Consenting Noteholders.

Exit Credit Facility Borrower means an intermediate holding company formed prior to or on the Effective Date that will (i) be owned by LP or Reorganized LP and (ii) own only the direct and indirect subsidiaries of LP that own the First Lien Credit Facility Collateral.

Exit Credit Facility Documents means collectively, the Exit Credit Facility Agreement and all other “Exit Credit Facility Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall, to the extent applicable, contain terms substantially consistent with the Exit Credit Facility Term Sheet and otherwise reasonably acceptable to the Debtors and Required Consenting Noteholders.

Exit Credit Facility Lenders means the lenders party to the Exit Credit Facility Agreement including any permitted assignees thereof.

Exit Credit Facility Obligors means the obligors that are party to the Exit Credit Facility Agreement.

Exit Credit Facility Term Sheet means that certain term sheet attached hereto as Exhibit D that sets forth the principal terms of the Exit Credit Facility.

Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by Professional Persons retained by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

Fee Escrow Account means an interest-bearing account in an amount equal to the total estimated amount of Fee Claims and funded by the Debtors on or before the Effective Date.

Final Order means order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

First Lien Credit Agreement means that certain Credit Agreement, dated as of January 30, 2019 (as the same may have been amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among the LP, as borrower, the REIT, as guarantor for certain limited purposes, the First Lien Credit Facility Administrative Agent, the First Lien Credit Facility Syndication Agent, the First Lien Credit Facility Documentation Agents, and the First Lien Credit Facility Lenders.

First Lien Credit Facility Administrative Agent means Wells Fargo Bank, National Association, solely in its capacity as administrative agent under the First Lien Credit Agreement.

First Lien Credit Facility Claim means any Claim arising under or related to the First Lien Credit Agreement and the First Lien Credit Facility Documents.

First Lien Credit Facility Collateral means the Collateral that secures payment of the obligations under the First Lien Credit Agreement in accordance with the First Lien Credit Facility Documents.

First Lien Credit Facility Documentation Agents means, collectively, Citizens Bank, N.A., PNC Bank, National Association, JPMorgan Chase Bank, N.A. and Regions Bank, each, solely in its capacity as a documentation agent under the First Lien Credit Agreement.

First Lien Credit Facility Documents means, collectively, the First Lien Credit Agreement and any loan documents related thereto.

First Lien Credit Facility Lenders means the lenders party to the First Lien Credit Agreement from time to time.

First Lien Credit Facility Syndication Agent means U.S. Bank National Association, solely in its capacity as syndication agent under the First Lien Credit Agreement.

First Lien Credit Facility Secured Claim Amount means an amount equal to the value of the First Lien Credit Facility Collateral, as agreed by the Debtors, the First Lien Credit Facility Administrative Agent, and the Required Consenting Noteholders or as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code.

General Unsecured Claim means any Claim, other than a First Lien Credit Facility Claim, Senior Unsecured Notes Claim, Other Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Ongoing Trade Claim, Intercompany Claim, or Section 510(b) Claim, that is not entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court, including, for the avoidance of doubt, any Property-Level Guarantee Claim.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

Indemnification Obligations means any obligation of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, or other organizational documents to indemnify current and former officers, directors, members, managers, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, members, managers, agents, or employees based upon any act taken or omission made as an officer, director, member, manager, agent, or employee for or on behalf of the Debtors.

Intercompany Claim means any Claim against a Debtor held by another Debtor or a Non-Debtor Affiliate.

Intercompany Interest means an Interest in a Debtor held by another Debtor or a Non-Debtor Affiliate; provided, that Intercompany Interests shall not include Existing LP Common Units or Existing LP Preferred Units.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common units, special common units, preferred units, common stock, preferred stock, membership interests, partnership interests, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable and whether fully vested or vesting in the future, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

LP means CBL & Associates Limited Partnership.

LP Series K Special Common Units means the Series K special common units issued by the LP.

LP Series L Special Common Units means the Series L special common units issued by the LP.

LP Series S Special Common Units means the Series S special common units issued by the LP.

Management Incentive Plan means the post-restructuring equity-based management incentive plan to be adopted by the New Board on or as soon as reasonably practicable after the Effective Date on the terms set forth in the Management Incentive Plan Term Sheet, which shall provide for the grant of up to 10% of the New Common Stock (or Warrants or options to purchase New Common Stock or other equity-linked securities) on a fully diluted basis to certain members of management of the Reorganized Debtors.

Management Incentive Plan Term Sheet means the term sheet to be filed with the Plan Supplement that shall set forth the principal terms of the Management Incentive Plan.

New Board means the initial board of directors of Reorganized REIT.

New Common Stock means the shares of common stock, par value $.001 per share, or equity interests of Reorganized REIT to be issued on the Effective Date, in accordance with the Plan.

New Corporate Governance Documents means (i) the Amended By-Laws, (ii) the Amended Certificate of Incorporation, (iii) the certificate of designation for the New Preferred Stock, and (iv) any other applicable material governance and/or organizational documents of the Reorganized Debtors.

New LP Units means the common units, par value $.001 per share, of Reorganized LP to be issued on the Effective Date, in accordance with the Plan, and such common units shall have no greater rights than the New Common Stock.

New Preferred Stock means the shares of preferred stock of the Reorganized REIT to be issued on the Effective Date on the terms set forth in the New Preferred Stock Term Sheet, which terms shall be reasonably acceptable to the Debtors and the Required Consenting Noteholders.

New Preferred Stock Term Sheet means that certain term sheet annexed hereto as Exhibit C.

Non-Debtor Affiliates means any direct or indirect subsidiary or affiliate of the LP that is not a Debtor in the Chapter 11 Cases.

Ongoing Trade Claim means, as determined by the Debtors (with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld), an unsecured Claim that is a fixed, liquidated, and undisputed payment obligation to a third-party provider of goods and services to the Debtors that facilitates the Debtors’ operations in the ordinary course of business and will continue to do so after the Effective Date.

Other Priority Claim means any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code.

Other Secured Claim means any Secured Claim against a Debtor, other than a Priority Tax Claim or a First Lien Credit Facility Claim.

Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other Entity.

Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

Plan means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the Restructuring Support Agreement, and the terms hereof.

Plan Distribution means the payment or distribution of consideration to holders of Allowed Claims and Allowed Interests under the Plan.

Plan Document means any of the documents, other than the Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including the documents to be included in the Plan Supplement.

Plan Supplement means a supplement or supplements to the Plan containing the forms of certain documents, schedules, and exhibits relevant to the implementation of the Plan, to be filed with the Bankruptcy Court no later than seven (7) days prior to the Voting Deadline, which shall include (i) the New Corporate Governance Documents, (ii) the slate of directors to be appointed to the New Board (to the extent known and determined, pursuant to the appointment rights set forth in the Restructuring Support Agreement), (iii) with respect to the members of the New Board disclosed pursuant to clause (iv), information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code, (v) the Management Incentive Plan Term Sheet, (vi) the Exit Credit Facility Agreement, (vii) the Warrant Agreement, (viii) the Registration Rights Agreement, (ix) a schedule of retained Causes of Action, (x) the Restructuring Transaction Steps, and (xi) such other documents as are necessary or advisable to implement the Restructuring contemplated by the Restructuring Support Agreement and the Plan, each of which shall be consistent with the Restructuring Support Agreement and otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders; provided, however, that, notwithstanding the foregoing, the New Corporate Governance Documents shall be acceptable to the Required Consenting Noteholders in their sole discretion; provided, further, however, that the Required Consenting Noteholders shall consult with the Debtors regarding such New Corporate Governance Documents; provided, further, that nothing in the New Corporate Governance Documents shall adversely impact the economic recovery of holders of Existing LP Common Units and Existing REIT Common Stock as set forth herein; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents and schedules contained in, and exhibits to, the Plan Supplement in accordance with the terms of the Plan and the Restructuring Support Agreement.

Priority Tax Claim means any Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Property-Level Borrower means the Non-Debtor Affiliates listed on Exhibit E hereto.

Property-Level Guarantee Claim means any Claim against a Debtor arising from or based upon a prepetition guarantee by the LP or REIT (or a subsidiary thereof) of a Property-Level Loan.

Property-Level Loan means any mortgage loan, construction loan, CMBS loan, or any other loan made to a Property-Level Borrower, provided, that Property-Level Loans shall not include the First Lien Credit Facility or the Senior Unsecured Notes.

Registration Rights Agreement means that certain registration rights agreement, dated as of the Effective Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), to be entered into by and among Reorganized REIT and each of the Consenting Noteholders (unless such Consenting Noteholder opts out) relating to the registration of the resale of the New Common Stock, which shall contain terms substantially consistent with the Restructuring Support Agreement and otherwise reasonably acceptable to the Debtors and the Required Consenting Noteholders.

Reinstated or Reinstatement means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

REIT means CBL & Associates Properties Inc.

Related Party means, with respect to (i) any Entity or Person, such Entity’s or Person’s predecessors, successors and assigns, parents, subsidiaries, affiliates, affiliated investment funds or investment vehicles, managed or advised accounts, funds, or other entities, and investment advisors, sub-advisors, or managers, (ii) with respect to each of the foregoing Persons and Entities in clause (i), such Entity’s or Person’s respective current and former officers, directors, principals, equity holders (regardless of whether such interests are held directly or indirectly and any fund managers, fiduciaries, or other agents with any involvement related to the Debtors), members, partners, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, actuaries, investment bankers, consultants, representatives, management companies, fund advisors and other professionals; and (iii) with respect to each of the foregoing Persons or Entities in clause (i), such Entity’s and Person’s respective heirs, executors, estates, servants, and nominees.

Released Parties means, collectively, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Consenting Noteholders, (iv) the Senior Unsecured Notes Trustee, and (v) with respect to each of the foregoing Persons and Entities in clauses (i) through (iv), all of their respective Related Parties to the maximum extent permitted by law; provided, that Released Parties shall not include the First Lien Credit Facility Administrative Agent and/or First Lien Credit Facility Lenders (other than any holder of a Consenting Crossholder Claim) or any Person appointed by the First Lien Credit Facility Administrative Agent and/or First Lien Credit Facility Lenders to exercise any voting proxy or otherwise serve as a member, director, officer or in any other capacity with respect to any of the Debtors or Non-Debtor Affiliates in connection with the Wells Fargo Adversary Proceeding. Notwithstanding the foregoing, any Person that opts out of the releases set forth in section 10.7(b) of the Plan shall not be deemed a Released Party hereunder.

Releasing Parties means, collectively, each in their respective capacities as such, (i) the holders of all Claims and Interests that vote to accept the Plan, (ii) the holders of all Claims and Interests whose vote to accept or reject the Plan is solicited but that do not vote either to accept or to reject the Plan, (iii) the holders of all Claims and Interests that vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth in the Plan, (iv) the holders of all Claims and Interests that were given notice of the opportunity to opt out of granting the releases set forth in the Plan but did not opt out, and (v) the Released Parties.

Reorganized Debtor(s) means, with respect to each Debtor, such Debtor as reorganized as of the Effective Date in accordance with the Plan.

Reorganized LP means the LP, as reorganized on the Effective Date in accordance with the Plan.

Reorganized REIT means the REIT, as reorganized on the Effective Date in accordance with the Plan.

Required Consenting Noteholders has the meaning set forth in the Restructuring Support Agreement.

Restructuring has the meaning set forth in the Restructuring Support Agreement.

Restructuring Expenses means the reasonable and documented fees and expenses incurred by the Consenting Noteholders in connection with the Restructuring, as provided in the Restructuring Support Agreement, including the fees and expenses of (i) PJT Partners LP, (ii) Akin Gump Strauss Hauer & Feld LLP, and (iii) White & Case LLP (in each case as financial advisors or counsel to certain of the Consenting Noteholders), payable in accordance with the terms of the applicable engagement or fee letters executed with such parties, and any applicable law or orders of the Bankruptcy Court.

Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of August 18, 2020, by and among the Debtors and the Consenting Noteholders, attached hereto as Exhibit A, as the same may be amended, restated, or otherwise modified.

Restructuring Transactions has the meaning set forth in section 5.2(e) of the Plan.

Restructuring Transaction Steps means the series of corporate transactions and actions to be implemented on or around the Effective Date pursuant to the Plan and filed as part of the Plan Supplement.

Schedule of Rejected Contracts means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan, if any, as the same may be amended, modified, or supplemented from time to time.

Schedules means any schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

SEC means the United States Securities and Exchange Commission.

Section 510(b) Claims means any Claim against any Debtor (i) arising from the rescission of a purchase or sale of a Security of any Debtor or an Affiliate of any Debtor (including the (a) Existing LP Common Units, (b) Existing LP Preferred Units, (c) Existing REIT Common Stock, (d) Existing REIT Preferred Stock, and (e) Senior Unsecured Notes); (ii) for damages arising from the purchase or sale of such a Security; or (iii) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

Secured Claim means a Claim to the extent (i) secured by a Lien on property in which a Debtor’s Estate has an interest, the amount of which is equal to or less than the value of such property (a) as set forth in the Plan, (b) as agreed to by the holder of such Claim and the Debtors, or (c) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code, including, for the avoidance of doubt, (i) Existing LP Common Units, (ii) Existing LP Preferred Units, (iii) Existing REIT Common Stock, (iv) Existing REIT Preferred Stock, and (v) Senior Unsecured Notes.

Senior Unsecured Notes means, collectively, (i) those certain 5.25% senior unsecured notes due 2023, (ii) those certain 4.60% senior unsecured notes due 2024, and (iii) those certain 5.95% senior unsecured notes due 2026, in each case, issued pursuant to the Senior Unsecured Notes Indenture.

Senior Unsecured Notes Charging Lien means any Lien or other priority in payment in favor of the Senior Unsecured Notes Trustee against distributions to be made to holders of Allowed Senior Unsecured Notes Claims for payment of any Senior Unsecured Notes Trustee Fees and Expenses, which Lien or other priority in payment arose prior to the Effective Date and pursuant to the Senior Unsecured Notes Indenture.

Senior Unsecured Notes Claim means any Claim arising from, or related to, the Senior Unsecured Notes.

[Senior Unsecured Notes Claim Election means the election to permit a holder of a Senior Unsecured Notes Claim that wishes to receive Cash in lieu of New Common Stock and New Preferred Stock to transfer such holder’s entitlement to receive its Pro Rata share of the Senior Unsecured Notes Preferred Stock Distribution or Senior Unsecured Notes Common Stock Distribution, in accordance with section 4.7(b)(ii) hereof, to another holder of a Senior Unsecured Notes Claim that wishes to receive such New Common Stock and New Preferred Stock on terms agreed between such parties.]

Senior Unsecured Notes Documents means, collectively, the Senior Unsecured Notes Indenture, the Senior Unsecured Notes, and all related agreements and documents executed by any of the Debtors in connection with the Senior Unsecured Notes.

Senior Unsecured Notes Indenture means that certain indenture (as the same may have been amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), dated as of November 26, 2013, for the Senior Unsecured Notes among the LP, as issuer, the REIT, as limited guarantor, the Subsidiary Guarantors party thereto and the Senior Unsecured Notes Trustee.

Senior Unsecured Notes New Common Stock Distribution means shares of New Common Stock equal to (i) 90% of the sum of (a) shares of New Common Stock distributed on the Effective Date plus (b) New LP Units issued on the Effective Date (other than any New LP Units issued directly or indirectly to the Reorganized REIT) less (ii) any New Common Stock included in (x) the Consenting Crossholder Deficiency Claims Recovery Pool and (y) the Bank Lender Deficiency Claims Equity Distribution, if applicable.

Senior Unsecured Notes New Preferred Stock Distribution means the New Preferred Stock less any New Preferred Stock included in (i) the Consenting Crossholders Secured Claims Recovery Pool and (ii) the Bank Lender Deficiency Claims Equity Distribution, if applicable.

Senior Unsecured Notes Trustee means Delaware Trust Company, solely in its capacity as trustee under the Senior Unsecured Notes Indenture.

Senior Unsecured Notes Trustee Fees and Expenses means the claims for reasonable fees, indemnities, compensation, expenses, disbursements, advancements, and any other amounts due to the Senior Unsecured Notes Trustee or its predecessor arising under the Senior Unsecured Notes Indenture, including, among other things, attorneys’ fees, expenses and disbursements, incurred by the Senior Unsecured Notes Trustee or its predecessor prior to the Petition Date and through and including the Effective Date, and reasonable fees and expenses incurred in connection with distributions made pursuant to the Plan or the cancellation and discharge of the Senior Unsecured Notes Indenture.

Statutory Fees means all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.

Subsidiary Guarantors means CBL/Imperial Valley GP, LLC, CBL/Kirkwood Mall, LLC, CBL/Madison I, LLC, CBL/Richland G.P., LLC, CBL/Sunrise GP, LLC, Cherryvale Mall, LLC, Hixson Mall, LLC, Imperial Valley Mall GP, LLC, JG Winston-Salem, LLC, Kirkwood Mall Acquisition LLC, Kirkwood Mall Mezz LLC, Layton Hills Mall CMBS, LLC, Madison/East Towne, LLC, Madison/West Towne, LLC, Madison Joint Venture, LLC, Mayfaire GP, LLC, MDN/Laredo GP, LLC, Mortgage Holdings, LLC, Multi-GP Holdings, LLC, Pearland Ground, LLC, Pearland Town Center GP, LLC, Frontier Mall Associates Limited Partnership, Turtle Creek Limited Partnership, POM-College Station, LLC, CBL RM-Waco, LLC, Arbor Place Limited Partnership, Imperial Valley Mall II, L.P., Imperial Valley Mall, L.P., Mayfaire Town Center, LP, Pearland Town Center Limited Partnership, CBL SM-Brownsville, LLC, Mall Del Norte, LLC, CBL/Westmoreland I, LLC, CBL/Westmoreland II, LLC, CBL/Westmoreland, L.P., and CW Joint Venture, LLC.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

U.S. Trustee means the United States Trustee for Region 7.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

Voting Deadline means [•] at 5:00 p.m. prevailing Central Time, or such other date and time as may set by the Bankruptcy Court.

Warrant Agreement means that certain warrant agreement, dated as of the Effective Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), to be entered into by and among Reorganized REIT and the warrant agent named therein that will govern the terms of the Warrants, which shall contain terms substantially consistent with the Warrant Term Sheet.

Warrant Equity means the New Common Stock to be issued upon the exercise of the Warrants.

Warrant Term Sheet means that certain term sheet attached hereto as Exhibit B that sets forth the principal terms of the Warrants.

[Warrants means warrants, issued pursuant to the Warrant Agreement.]2

Wells Fargo Adversary Proceeding means the adversary proceeding in the Chapter 11 Cases styled CBL & Associates Properties, Inc. et al. v. Wells Fargo Bank, N.A., No. 20-03454 (DRJ), described more fully in the Section V.D of the Disclosure Statement.

[2]	Warrants and related terms remain subject to discussions between the Debtors and the Required Consenting Noteholders.

1.2 Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in or exhibit to the Plan, as the same may be amended, waived, or modified from time to time in accordance with the terms hereof and the Restructuring Support Agreement. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in the Plan,” “of the Plan,” “to the Plan,” and “under the Plan,” respectively. The words “includes” and “including” are not limiting. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (i) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (iii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (iv) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3 Consent Rights of Required Consenting Noteholders.

Notwithstanding anything herein to the contrary, any and all consent rights of the Required Consenting Noteholders set forth in the Restructuring Support Agreement, including with respect to the form and substance of the Plan, and any other Plan Documents, and any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference and fully enforceable as if stated in full herein.

1.4 Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.5 Controlling Document.

In the event of an inconsistency between the Plan and any document in the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between the Plan and Plan Document (other than a Plan Supplement document), or between the Plan and the Disclosure Statement, the Plan shall control. The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of the Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of the Plan.

ARTICLE II	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, PRIORITY TAX CLAIMS, AND RESTRUCTURING EXPENSES.

2.1 Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim or Restructuring Expenses) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date and (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.2 Treatment of Fee Claims.

(a) All Professional Persons seeking approval by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (i) file, on or before the date that is thirty (30) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

(b) On or prior to the Effective Date, the Debtors shall establish and fund the Fee Escrow Account. The Debtors shall fund the Fee Escrow Account with Cash equal to the Professional Persons’ good faith estimates of the Fee Claims, which estimate shall be provided to the Debtors at least three (3) days prior to the Effective Date. Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but shall revert to the Reorganized Debtors only after all Fee Claims allowed by the Bankruptcy Court have been irrevocably paid in full. The Fee Escrow Account shall be held in trust for Professional Persons retained by the Debtors and for no other parties until all Fee Claims Allowed by the Bankruptcy Court have been paid in full. Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) on the date upon which an order relating to any such Allowed Fee Claim becomes a Final Order or (ii) on such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or the Reorganized Debtors, as applicable. The Reorganized Debtors’ obligations with respect to Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account. To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of accrued Fee Claims owing to the Professional Persons, such Professional Persons shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with section 2.1 of the Plan. No Liens, claims, or interests shall encumber the Professional Fee Escrow in any way.

(c) Any objections to Fee Claims shall be served and filed (i) no later than twenty-one (21) days after the filing of the final applications for compensation or reimbursement or (ii) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

2.3 Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the option of the Debtors (with the consent of the Required Consenting Noteholders, such consent not be unreasonably withheld, conditioned, or delayed) or the Reorganized Debtors, as applicable (i) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (b) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (c) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option without penalty or premium, or (ii) such other treatment reasonably acceptable to the Debtors (with the consent of the Required Consenting Noteholders, such consent not be unreasonably withheld, conditioned, or delayed) or Reorganized Debtors (as applicable) and consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

2.4 Payment of Restructuring Expenses.

(a) The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on or prior to the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) days before the anticipated Effective Date; provided, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

(b) Pursuant to the Senior Unsecured Notes Indenture, all accrued and unpaid reasonable and documented Senior Unsecured Notes Trustee Fees and Expenses incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date, in each case without (i) any reduction to recoveries of the Holders of Senior Unsecured Notes Claims, (ii) any

requirement to file a fee application with the Bankruptcy Court, (iii) the need for itemized time detail, or (iv) any requirement for Bankruptcy Court review. Notwithstanding anything to the contrary set forth herein, the Senior Unsecured Notes Trustee shall have the right to exercise the Senior Unsecured Notes Charging Lien against distributions to holders of the Senior Unsecured Notes Claims, respectively, for the payment of the Senior Unsecured Notes Trustee Fees and Expenses.

2.5 Statutory Fees.

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors or the Reorganized Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all Statutory Fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor or Reorganized Debtor, as applicable, shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s, or Reorganized Debtor’s, as applicable, case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III	CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1 Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2 Formation of Debtor Groups for Convenience Only.

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any Assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

3.3 Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (i) Impaired and Unimpaired under the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each Debtor.

Class	Type of Claim or Interest	Impairment	Entitled to Vote

Class 1	Other Priority Claims	Unimpaired	No (Presumed to accept)

Class 2	Other Secured Claims	Unimpaired	No (Presumed to accept)

Class 3	Bank Lender Secured Claims	Impaired	Yes

Class 4	Consenting Crossholder Secured Claims	Impaired	Yes

Class 5	Bank Lender Deficiency Claims	Impaired	Yes

Class 6	Consenting Crossholder Deficiency Claims	Impaired	Yes

Class 7	Senior Unsecured Notes Claims	Impaired	Yes

Class 8	Ongoing Trade Claims	Unimpaired	No (Presumed to accept)

Class 9	General Unsecured Claims	Impaired	Yes

Class 10	Intercompany Claims	Unimpaired	No (Presumed to accept)

Class 11	Existing LP Preferred Units	Impaired	No (Deemed to reject)

Class 12	Existing LP Common Units	Impaired	Yes

Class 13	Existing REIT Preferred Stock	Impaired	Yes

Class 14	Existing REIT Common Stock	Impaired	Yes

Class 15	Intercompany Interests	Unimpaired	No (Presumed to accept)

Class 16	Section 510(b) Claims	Impaired	Yes

3.4 Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.5 Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within the Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing a different Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of voting to accept or reject the Plan and receiving Plan Distributions.

3.6 Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.7 Voting Classes; Presumed Acceptance by Non-Voting Classes.

With respect to each Debtor, if a Class contained Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims in such Class.

3.8 Voting; Presumptions; Solicitation.

(a) Acceptance by Certain Impaired Classes. Only holders of Claims and Interests in Classes 3, 4, 5, 6, 7, 9, 12, 13, 14, and 16 are entitled to vote to accept or reject the Plan. An Impaired Class of Claims or Interests shall have accepted the Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims or Interests actually voting in such Class have voted to accept the Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims or Interests actually voting in such Class have voted to accept the Plan. Holders of Claims and Interests in Classes 3, 4, 5, 6, 7, 9, 12, 13, 14, and 16 shall receive ballots containing detailed voting instructions.

(b) Presumed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 8, 10, and 15 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Plan.

(c) Deemed Rejection by Impaired Class. Holders of Interests in Class 11 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Plan.

3.9 Non-Consensual Confirmation.

If any Class is deemed to reject the Plan or is entitled to vote on the Plan and does not vote to accept the Plan, the Debtors (with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld) may (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Plan in accordance with the terms hereof and the Bankruptcy Code, including by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or (b) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date. If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

3.10 No Waiver.

Nothing contained in the Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV	TREATMENT OF CLAIMS AND INTERESTS.

4.1 Class 1: Other Priority Claims.

(a) Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, on the later of the Effective Date and the date that is twenty (20) days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129 of the Bankruptcy Code.

(b) Impairment and Voting: Allowed Other Priority Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Priority Claims.

4.2 Class 2: Other Secured Claims.

(a) Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is twenty (20) days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

(b) Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Secured Claims.

4.3 Class 3: Bank Lender Secured Claims.

(a) Allowance: The Bank Lender Secured Claims shall be deemed Allowed on the Effective Date in the Bank Lender Secured Claim Amount.

(b) Treatment: Upon the later of the Effective Date and the date on which such Bank Lender Secured Claim becomes an Allowed Claim, each holder of an Allowed Bank Lender Secured Claim shall receive, in full and final satisfaction of such Claim, such holder’s Pro Rata share of the Bank Lender Secured Claim Exit Credit Facility Distribution.

(c) Impairment and Voting: Bank Lender Secured Claims are Impaired. Holders of Bank Lender Secured Claims are entitled to vote on the Plan.

4.4 Class 4: Consenting Crossholder Secured Claims

(a) Allowance: The Consenting Crossholder Secured Claims shall be deemed Allowed in the Consenting Crossholder Secured Claim Amount.

(b) Treatment: Except to the extent that a holder of a Consenting Crossholder Secured Claim agrees to a less favorable treatment of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Allowed Consenting Crossholder Secured Claim shall receive, in full and final satisfaction of such Claim, such holder’s Pro Rata share of the Consenting Crossholder Secured Claims Recovery Pool.

(c) Impairment and Voting: Consenting Crossholder Secured Claims are Impaired. Holders of Consenting Crossholder Secured Claims are entitled to vote on the Plan.

4.5 Class 5: Bank Lender Deficiency Claims.

(a) Allowance: The Bank Lender Deficiency Claims shall be deemed Allowed on the Effective Date in the Bank Lender Deficiency Claim Amount.

(b) Treatment: Upon the later to occur of the Effective Date and the date on which such Bank Lender Deficiency Claim becomes an Allowed Claim, in full and complete satisfaction of the such Claim, if any, each holder of such Claim shall receive:

(i)	its Pro Rata share of the Bank Lender Deficiency Claim Exit Credit Facility Distribution; and

(ii)

solely in the event that the Bankruptcy Court determines that the holders of Bank Lender Deficiency Claims are entitled to an additional recovery to confirm the Plan, its Pro Rata share of the Bank Lender Deficiency Claims Equity Distribution, subject to dilution by the Warrants, the Management Incentive Plan and subsequent issuances of common equity (including securities or instruments convertible into common equity) by the REIT from time to time after the Effective Date, as set forth herein.

(c) Impairment and Voting: Bank Lender Deficiency Claims are Impaired. Holders of Bank Lender Deficiency Claims are entitled to vote on the Plan.

4.6 Class 6: Consenting Crossholder Deficiency Claims.

(a) Allowance: The Consenting Crossholder Deficiency Claims shall be deemed Allowed on the Effective Date in the Consenting Crossholder Deficiency Claim Amount.

(b) Treatment: On or after the Effective Date, in full and complete satisfaction of the Consenting Crossholder Deficiency Claims, if any, each holder of such Claim shall receive, as less favorable treatment in respect of its Consenting Crossholder Deficiency Claims than the Bank Lender Deficiency Claims, its Pro Rata share of the Consenting Crossholder Deficiency Claims Recovery Pool, which shall be subject to dilution by the Warrants, the Management Incentive Plan, and subsequent issuances of common equity (including securities or instruments convertible into common equity) by the REIT from time to time after the Effective Date, as set forth herein.

(c) Impairment and Voting: Consenting Crossholder Deficiency Claims are Impaired. Holders of Consenting Crossholder Deficiency Claims are entitled to vote on the Plan.

4.7 Class 7: Senior Unsecured Notes Claims.

(a) Allowance: The Senior Unsecured Notes Claims shall be deemed Allowed on the Effective Date in the aggregate amount of $[•] and shall not be subject to any objection or challenge.

(b) Treatment: [Except to the extent that a holder of a Senior Unsecured Notes Claim exercises the Senior Unsecured Notes Claim Election,] on the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Allowed Senior Unsecured Notes Claim shall receive, in full and final satisfaction of such Claim, such holder’s Pro Rata share of:

(i)	the Senior Unsecured Notes New Preferred Stock Distribution; and

(ii)

the Senior Unsecured Notes New Common Stock Distribution, subject to dilution by the Warrants, the Management Incentive Plan, and subsequent issuances of common equity (including securities or instruments convertible into common equity) by the REIT from time to time after the Effective Date.

(c) Impairment and Voting: Senior Unsecured Notes Claims are Impaired. Holders of Senior Unsecured Notes Claims are entitled to vote on the Plan.

4.8 Class 8: Ongoing Trade Claims.

(a) Treatment: Except to the extent that a holder of an Allowed Ongoing Trade Claim agrees to different treatment, on and after the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Allowed Ongoing Trade Claim shall receive, at the Debtors’ election (with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld), either: (i) payment in full in Cash; (ii) payment in the ordinary course of business as if the Chapter 11 Cases had never been commenced; or (iii) such other treatment rendering such holder’s Allowed Ongoing Trade Claim Unimpaired.3

(b) Impairment and Voting: Allowed Ongoing Trade Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Ongoing Trade Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Ongoing Trade Claims.

[3]	Subject to diligence regarding Ongoing Trade Claims pool.

4.9 Class 9: General Unsecured Claims.

(a) Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Allowed General Unsecured Claim shall receive: [TBD].4

(b) Impairment and Voting: General Unsecured Claims are Impaired. Holders of General Unsecured Claims are entitled to vote on the Plan.

4.10 Class 10: Intercompany Claims.

(a) Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors (with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld) or Reorganized Debtors, as applicable.

(b) Impairment and Voting: All Allowed Intercompany Claims are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Intercompany Claims.

4.11 Class 11: Existing LP Preferred Units.

(a) Treatment: On the Effective Date, the Existing LP Preferred Units shall be cancelled (or otherwise eliminated) and shall receive no distribution under the Plan.

(b) Impairment and Voting: The Existing LP Preferred Units are Impaired by the Plan, and the holders thereof are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing LP Preferred Units are not entitled to vote to accept or reject the Plan and the votes of such holders shall not be solicited with respect to such Allowed Existing LP Preferred Units.

4.12 Class 12: Existing LP Common Units.

(a) Treatment: On the Effective Date, the Existing LP Common Units shall be cancelled (or otherwise eliminated).

[4]	Subject to diligence regarding General Unsecured Claims pool and executory contracts to be rejected.

(i)

If each of Class 12, 13, and 14 is an Accepting Class, on the Effective Date, at the election of the Debtors with the reasonable consent of the Required Consenting Noteholders, each holder of an Existing LP Common Unit shall either (i) receive its Pro Rata share of (y) the New LP Units and (z) [•]% of the Warrants or (ii) be deemed to have converted or redeemed, as applicable, such holder’s Existing LP Common Unit(s), effective the day prior to the Distribution Record Date, in exchange for Existing REIT Common Stock on terms consistent with the applicable prepetition agreements for the Existing LP Common Units, thereby receiving such treatment as if such holder owned Existing REIT Common Stock on the Distribution Record Date.

(ii)	If either Class 12, 13, or 14 is not an Accepting Class, each holder of an Allowed Existing LP Common Unit shall not receive or retain any distribution on account of such Interest.

(b) Impairment and Voting: Existing LP Common Units are Impaired by the Plan. Holders of Existing LP Common Units are entitled to vote on the Plan.

4.13 Class 13: Existing REIT Preferred Stock.

(a) Treatment: On the Effective Date, the Existing REIT Preferred Stock shall be cancelled (or otherwise eliminated).

(i)

If each of Class 12, 13, and 14 is an Accepting Class, on the Effective Date, or as soon as reasonably practicable thereafter, each holder of Allowed Existing REIT Preferred Stock shall receive, in full and final satisfaction of such Interest, such holder’s Pro Rata share of (i) [•]% of the New Common Stock and (ii) [•]% of the Warrants, each subject to dilution by the Warrants, the Management Incentive Plan, and subsequent issuances of common equity (including securities or instruments convertible into common equity) by the REIT from time to time after the Effective Date, as set forth herein.[5]

(ii)	If either Class 12, 13, or 14 is not an Accepting Class, each holder of Allowed Existing REIT Preferred Stock shall not receive or retain any distribution on account of such Interest.

(b) Impairment and Voting: Existing REIT Preferred Stock are Impaired. Holders of Existing REIT Preferred Stock are entitled to vote on the Plan.

4.14 Class 14: Existing REIT Common Stock.

(a) Treatment: On the Effective Date, the Existing REIT Common Stock shall be cancelled (or otherwise eliminated).

[5]	Debtors and Required Consenting Noteholders to discuss cash-out option for holders of Existing REIT Preferred Stock on terms reasonably acceptable to the Debtors and Required Consenting Noteholders.

(i)

If each of Class 12, 13, and 14 is an Accepting Class, each holder of Allowed Existing REIT Common Stock shall receive, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction of such Interest, such holder’s Pro Rata share of (i) [•]% of the New Common Stock and (ii) [•]% of the Warrants, each subject to dilution by the Warrants, the Management Incentive Plan, and subsequent issuances of common equity (including securities or instruments convertible into common equity) by the REIT from time to time after the Effective Date, as set forth herein.

(ii)	If either Class 12, 13, or 14 is not an Accepting Class, each holder of Allowed Existing REIT Common Stock shall not receive or retain any distribution on account of such Interest.

(b) Impairment and Voting: Existing REIT Common Stock are Impaired. Holders of Existing REIT Common Stock are entitled to vote on the Plan.

4.15 Class 15: Intercompany Interests.

(a) Treatment: On the Effective Date, all Intercompany Interests shall be treated as set forth in section 5.10 of the Plan.

(b) Impairment and Voting: Allowed Intercompany Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Intercompany Interests.

4.16 Class 16: Section 510(b) Claims.

(a) Treatment: Section 510(b) Claims shall be cancelled, released, discharged, and extinguished as of the Effective Date and shall be of no further force or effect, and holders of Section 510(b) Claims shall receive New Common Stock in an amount sufficient to provide such holder a percentage recovery equal to the percentage recovery provided to holders of Existing REIT Common Stock pursuant to the Plan.6

(b) Impairment and Voting: Section 510(b) Claims are Impaired by the Plan. Holders of Section 510(b) Claims are entitled to vote on the Plan.

[6]	Any recovery for Section 510(b) Claims to come out of the 10% of New Common Stock allocated to existing equity.

ARTICLE V	MEANS FOR IMPLEMENTATION.

5.1 Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to section 363 and 1123(b)(2) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

5.2 Continued Corporate Existence; Effectuating Documents; Restructuring Transactions.

(a) Except as otherwise provided in the Plan or the Plan Documents, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date or the New Corporate Governance Documents, as applicable, except to the extent such certificate of incorporation or bylaws (or other analogous formation, constituent or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

(b) On and after the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equityholder action (or any other party, including, without limitation, securityholders, members, limited or general partners, managers, directors, or officers of the Debtors or Reorganized Debtors, as applicable), including (i) the adoption, execution, and/or filing of the New Corporate Governance Documents; (ii) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (iii) the authorization, issuance, and distribution of the Exit Credit Facility, the New Common Stock, the New Preferred Stock, the New LP Units, and the Warrants and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (iv) the rejection, assumption, or assumption and assignment, as applicable, of executory contracts; (v) the implementation of the Restructuring Transactions; (vi) the adoption of the Management Incentive Plan by the New Board; and (vii) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further corporate or other action by any security holders, members, directors, or officers of the Debtors or Reorganized Debtors, as applicable.

(c) On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules take such action as permitted by applicable law and the New Corporate Governance Documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved, wound down, converted, or liquidated; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter, and such action and documents are deemed to require no further action or approval (other than any requisite filings required under applicable state, provincial, federal, or foreign law).

(d) Following the Confirmation Date, the Debtors may take all actions consistent with the Plan as may be necessary or appropriate in the Debtors’ discretion, with the consent, not to be unreasonably withheld, conditioned, or delayed, of the Required Consenting Noteholders, prior to the Effective Date, and thereafter in the Reorganized Debtors’ discretion, to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions (as defined in this section 5.2 of the Plan) under and in connection with the Plan. The Restructuring Transactions shall be subject to the consent, not to be unreasonably withheld, conditioned, or delayed, of the Required Consenting Noteholders prior to the Effective Date, and thereafter, consummated in the Reorganized Debtors’ discretion, and shall be structured in a manner that ensures that the Reorganized Debtors receive favorable and efficient tax treatment, given the totality of the circumstances.

(e) On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, including (i) the consummation of the transactions provided for under or contemplated by the Plan, the Restructuring Support Agreement, the Exit Credit Facility Term Sheet, and the Restructuring Transaction Steps, (ii) the execution and delivery of appropriate agreements or other documents (including the Plan Documents) containing terms that are consistent with or reasonably necessary to implement the terms of the Plan, the Restructuring Support Agreement, the Exit Credit Facility Term Sheet, and the Restructuring Transaction Steps and that satisfy the requirements of applicable law, (iii) the execution and delivery of appropriate instruments (including the Plan Documents) of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan, the Restructuring Support Agreement, the Exit Credit Facility Term Sheet, and the Restructuring Transaction Steps, (iv) the formation of the Exit Credit Facility Borrower, (v) the execution and delivery of appropriate instruments (including the Plan Documents) to effectuate the transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation required for the Exit Credit Facility Borrower to become the owner of the direct and indirect subsidiaries of LP that own the First Lien Credit Facility Collateral, and (vi) all other actions that the Debtors and the Required Consenting Noteholders, or Reorganized

Debtors, as applicable, determine are necessary or appropriate and consistent with the Plan, the Restructuring Support Agreement, the Exit Credit Facility Term Sheet, and the Restructuring Transaction Steps (collectively, the “Restructuring Transactions”). The authorizations and approvals contemplated in this section 5.2 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

(f) On the Effective Date, the New Corporate Governance Documents shall be adopted automatically by the applicable Reorganized Debtors, and shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of the Plan and the Restructuring Support Agreement, and shall be deemed to be valid, binding, and enforceable obligations. To the extent required by section 1123(a)(6) of the Bankruptcy Code, the New Corporate Governance Documents shall include a provision prohibiting the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Corporate Governance Documents and other constituent documents in accordance with the terms thereof, as permitted by the laws of their respective states, provinces, or countries of organization and their respective New Corporate Governance Documents.

5.3 Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

5.4 Cancellation of Existing Securities, Agreements, and Security Interests.

(a) On the Effective Date, except to the extent otherwise provided in the Plan: (i) the obligations of the Debtors (a) under each organizational document (including certificates of designation, bylaws, or certificates or articles of incorporation), certificate, share, note, bond, indenture, purchase right, option, warrant, call, put, award, commitment, registration rights, preemptive right, right of first refusal, right of first offer, co-sale right, investor rights, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be automatically extinguished, cancelled and of no further force or effect and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder, and (b) under each agreement evidencing or creating any right to receive or to be eligible to receive any Interest (including any right of an employee under any agreement to participate in any incentive or compensation plan that provides for the issuance or grant of any Interests or to receive or to be eligible to receive any Interests) shall be automatically extinguished, cancelled and of no further force and effect and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any instrument, certificate, agreement or document described in clause (i) above evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided that notwithstanding confirmation of the Plan or the occurrence of the Effective Date, any such indenture, agreement, note, or other instrument or document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (1) enabling the holder of such Claim or Interest to seek allowance, and receive distributions on account of such Claim or Interest under the Plan as provided herein; (2) allowing holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents; (3) allowing the Senior Unsecured Notes Trustee to enforce their rights, claims, and interests vis-à-vis any party other than the Debtors; (4) allowing the First Lien Credit Facility Administrative Agent and the Senior Unsecured Notes Trustee to make the distributions in accordance with the Plan (if any), as applicable; (5) preserving any rights of the Senior Unsecured Notes Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the holders of Senior Unsecured Notes Claims; (6) allowing the Senior Unsecured Notes Trustee to enforce any obligations owed to them under the Plan and perform any rights or duties, if any, related thereto; (7) allowing the First Lien Credit Facility Administrative Agent and the Senior Unsecured Notes Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (8) permitting the First Lien Credit Facility Administrative Agent and the Senior Unsecured Notes Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that notwithstanding confirmation of the Plan or the occurrence of the Effective Date, except to the extent otherwise provided in the Plan, any agreement described in clause (1)(b) above shall, if assumed and assigned to the Reorganized Debtors, otherwise remain in full force and effect and the Reorganized Debtors shall be bound to all other provisions thereunder; provided, further, that nothing in this section shall effect a cancellation of any Intercompany Interests or Intercompany Claims. For the avoidance of doubt, the Senior Unsecured Notes Trustee shall be entitled to assert its Senior Unsecured Notes Charging Lien arising under and in accordance with the Senior Unsecured Notes Indenture, and any ancillary document, instrument, or agreement to obtain payment of the Senior Unsecured Notes Trustee Fees and Expenses.

(b) Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the Senior Unsecured Notes Trustee shall be fully discharged (i) unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order, and (ii) except with respect to such other rights of the Senior Unsecured Notes Trustee that survive termination pursuant to the Senior Unsecured Notes Indenture.

(c) Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

5.5 Officers and Boards of Directors.

(a) On the Effective Date, the New Board shall consist of seven (7) members, which shall include the following: (i) the Chief Executive Officer, (ii) five (5) members selected by the Required Consenting Noteholders, and (iii) one (1) member selected by the Debtors and reasonably acceptable to the Required Consenting Noteholders (it being understood that Charles Lebovitz is acceptable to the Required Consenting Noteholders). The composition of the boards of directors or board of managers of each Reorganized Debtor, as applicable, shall be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b) Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

(c) Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations or duties to the Reorganized Debtors on or after the Effective Date and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be appointed in accordance with the Plan and the New Corporate Governance Documents and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.6 Management Incentive Plan.

On or after the Effective Date, the Reorganized Debtors shall adopt the Management Incentive Plan. The form, allocation, and any limitations on the Management Incentive Plan shall be determined by the New Board (or a committee thereof).

5.7 Exit Credit Facility.

(a) On the Effective Date, the Exit Credit Facility Agreement shall be executed and delivered by the Exit Credit Facility Obligors substantially in the form contained in the Exit Credit Facility Term Sheet, and the Exit Credit Facility Obligors shall be authorized to execute, deliver, and enter into such documents without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or action under applicable law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the holders of Claims or Interests. The Exit Credit Facility Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Exit Credit Facility Obligors, enforceable in accordance with their terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) under applicable law, the Plan, or the Confirmation Order and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

(b) Confirmation of the Plan shall be deemed (i) approval of the Exit Credit Facility, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Exit Credit Facility Obligors in connection therewith, including the payment of all fees, indemnities, and expenses as and when due provided for by the Exit Credit Facility Documents and (ii) authorization to enter into and perform under the Exit Credit Facility Documents.

(c) On the Effective Date, all Liens and security interests granted pursuant to, or in connection with the Exit Credit Facility, (i) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the property described in the Exit Credit Facility Documents, with the priorities established in respect thereof under applicable non-bankruptcy law, and (ii) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law, the Plan, or the Confirmation Order.

(d) The Debtors and Reorganized Debtors and the Persons granted Liens and security interests under the Exit Credit Facility are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5.8 Authorization and Issuance of New LP Units.

On and after the Effective Date, if applicable, the Reorganized LP is authorized to issue, or cause to be issued, and shall issue the New LP Units in accordance with the terms of the Plan without the need for any further corporate, limited liability company, or shareholder action. All of the New LP Units distributable under the Plan shall be duly authorized, validly issued, and fully paid and non-assessable.

5.9 New Common Stock, New Preferred Stock, and Warrants; Listing.

(a) On and after the Effective Date the Reorganized REIT is authorized to issue, or cause to be issued, and shall issue the New Common Stock, New Preferred Stock, and the Warrants, in each case, in accordance with the terms of the Plan without the need for any further corporate, limited liability company, or shareholder action (or action of any other party, including, without limitation, securityholders, members, limited or general partners, managers, directors, or officers of the Debtors or Reorganized Debtors, as applicable). All of the New Common Stock, the New Preferred Stock, and the Warrants distributable under the Plan shall be duly authorized, validly issued, and fully paid and non-assessable. The Warrant Equity (upon payment or satisfaction of the exercise price in accordance with the terms of the applicable Warrants) issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

(b) The Warrants shall be issuable pursuant to the terms of the applicable Warrant Agreement, the form and substance of which shall be consistent with the Warrant Term Sheet. Each Warrant shall, subject to the terms of the applicable Warrant Agreement, be exercisable for New Common Stock subject to the terms of the applicable Warrant Agreement.

(c) On the Effective Date, the Registration Rights Agreement shall be executed and delivered. The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the Registration Rights Agreement without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests (or action of any other party, including, without limitation, securityholders, members, limited or general partners, managers, directors, or officers of the Debtors or Reorganized Debtors, as applicable).

(d) Upon the Effective Date, the Reorganized Debtors anticipate that they will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a)–78(pp), subject to receiving the approval from the Required Consenting Noteholders. If approved by the Required Consenting Noteholders the Reorganized Debtors shall use commercially reasonable efforts to have the New Common Stock, the New Preferred Stock, and the Warrants listed on the New York Stock Exchange, NASDAQ, or another nationally recognized exchange, as soon as reasonably practicable, subject to meeting applicable listing requirements following the Effective Date; provided, that, regardless of the foregoing obligations, the Reorganized Debtors will use commercially reasonable efforts to qualify the New Common Stock and the New Preferred Stock for trading in the OTC Markets (formerly known as the Pink Sheets) or otherwise qualify the New Common Stock and the New Preferred Stock as “regularly traded” as defined in Treas. Reg. Section 1.897-9T(d) before the end of the calendar year that includes the Effective Date.

5.10 Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, board of managers, managers, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Intercompany Interests shall be deemed to be in full force and effect unless otherwise required in accordance with the Restructuring Transactions.

5.11 No Substantive Consolidation.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor, and the Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.12 Closing of Chapter 11 Cases.

After an Estate has been fully administered, the Debtors or Reorganized Debtors, as applicable, shall seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case(s) in accordance with the Bankruptcy Code and Bankruptcy Rules.

5.13 Notice of Effective Date.

As soon as practicable, but not later than three (3) Business Days following the Effective Date, the Reorganized Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

ARTICLE	VI DISTRIBUTIONS.

6.1 Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims and Allowed Interests in accordance with the terms of the Plan.

6.2 No Postpetition Interest on Claims.

Except as otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.3 Date of Distributions.

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon as practicable thereafter; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

6.4 Distribution Record Date.

(a) As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

(b) Notwithstanding anything in the Plan to the contrary, in connection with any Plan Distribution to be effected through the facilities of DTC or any Alternative Service (whether by means of book entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all purposes under the Plan with holders of the New Common Stock, the New Preferred Stock, New LP Units, and the Warrants (including Warrant Equity issuable upon exercise thereof) to the extent consistent with the customary practices of DTC (or any Alternative Service) used in connection with such distributions. All New Common Stock, New Preferred Stock, New LP Units, and Warrants (including Warrant Equity issuable upon exercise thereof) to be distributed under the Plan shall be issued in the names of such holders or their nominees in accordance with DTC’s (or, if applicable, the Alternative Service’s) book entry exchange procedures to the extent that the holders of New Common Stock, New Preferred Stock, New LP Units, and Warrants (including Warrant Equity issuable upon exercise thereof) held their First Lien Credit Facility Claims, Senior Unsecured Notes, Existing REIT Common Stock, Existing REIT Preferred Stock, Existing LP Common Units, or Existing LP Preferred Units, as applicable, through the facilities of DTC (or such Alternative Service); provided, that such New Common Stock, New Preferred Stock, New LP Units, and Warrants (including Warrant Equity issuable upon exercise thereof) are permitted to be held through DTC’s (or the Alternative Service’s) book entry system; provided, further, however, that to the extent the New Common Stock, New Preferred Stock, New LP Units, and Warrants (including Warrant Equity issuable upon exercise thereof) are not eligible for distribution in accordance with DTC’s (or Alternative Service’s) customary practices, Reorganized LP or Reorganized REIT, as applicable, shall take all such reasonable actions as may be required to cause the distribution of the New Common Stock, the New Preferred Stock, New LP Units, and the Warrants (including the Warrant Equity issuable upon exercise thereof) under the Plan. Notwithstanding anything in the Plan to the contrary, DTC and any transfer agent shall be required to accept and conclusively rely upon the Plan or Confirmation Order regarding the validity of any transaction contemplated by the Plan, including, whether the initial sale and delivery of the New Common Stock, the New Preferred Stock, New LP Units, and the Warrants (including Warrant Equity issuable upon exercise thereof) is exempt from registration and/or eligible for DTC (or the Alternative Service) book-entry delivery, settlement, and depository services and no Person (including, for the avoidance of doubt, DTC or any Alternative Service) may require a legal opinion with respect thereto.

6.5 Distributions after Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.6 Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on and after the Effective Date as provided in the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in section 6.18 of the Plan.

6.7 Delivery of Distributions.

(a) Subject to section 6.4(a) of the Plan, the Disbursing Agent will issue or cause to be issued, the applicable consideration under the Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by the Plan at: (i) the address of such holder on the books and records of the Debtors or their agents or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

(b) Except as otherwise provided in the Plan, all distributions to holders of First Lien Credit Facility Claims shall be governed by the First Lien Credit Agreement and shall be deemed completed when made to the First Lien Credit Facility Administrative Agent, which shall be deemed to be the holder of all First Lien Credit Facility Claims for purposes of distributions to be made hereunder. The First Lien Credit Facility Administrative Agent shall hold or direct such distributions for the benefit of the holders of Allowed First Lien Credit Facility Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this provision, the First Lien Credit Facility Administrative Agent shall arrange to deliver such distributions to or on behalf of such holders of Allowed First Lien Credit Facility Claims.

(c) Except as otherwise provided in the Plan, all distributions to holders of Senior Unsecured Notes Claims shall be governed by the Senior Unsecured Notes Indenture and, except as otherwise reasonably requested by the Senior Unsecured Notes Trustee, shall be deemed completed when made to the Senior Unsecured Notes Trustee, which shall be deemed to be the holder of all Senior Unsecured Notes Claims for purposes of distributions to be made hereunder. The Senior Unsecured Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Senior Unsecured Notes Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this provision, the Senior Unsecured Notes Trustee shall arrange to deliver such distributions to or on behalf of such holders of Allowed Senior Unsecured Notes Claims. Notwithstanding anything to the contrary in the Plan, the distribution of the New Common Stock and the New Preferred Stock shall be made through the facilities of DTC in accordance with the customary practices of DTC for a mandatory distribution, as and to the extent practicable, and the Distribution Record Date shall not apply. In connection with such distribution, the Senior Unsecured Notes Trustee shall deliver instructions to DTC instructing DTC to effect distributions on a Pro Rata basis as provided under the Plan with respect to the Senior Unsecured Notes Claims. If the Senior Unsecured Notes Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Senior Unsecured Notes Trustee’s cooperation, shall make such distributions to the extent practicable to do so. The Senior Unsecured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Senior Unsecured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

(d) Notwithstanding anything to the contrary in the Plan, the distribution of Warrants (including Warrant Equity issuable upon exercise), provided the Warrants are DTC-eligible and the Debtors elect, subject to approval by the Required Consenting Noteholders, to deliver such Warrants through the facilities of DTC, shall be made through the facilities of DTC in accordance with the customary practices of DTC for a mandatory distribution, as and to the extent practicable, and the Distribution Record Date shall not apply. To the extent the Warrants (including Warrant Equity issuable upon exercise) are not delivered through the facilities of DTC, the Debtors shall facilitate registration of the Warrants into the names of the relevant beneficial owners as soon as practicable following the Effective Date.

6.8 Unclaimed Property.

One (1) year from the later of: (i) the Effective Date and (ii) the date that is ten (10) Business Days after the date of a Claim distribution on an Allowed Claim, all distributions payable on account of such Claim that are undeliverable or otherwise unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Person (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

6.9 Satisfaction of Claims.

Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10 Manner of Payment under Plan.

Except as specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11 Fractional Shares and Warrants.

No fractional shares of New Common Stock (including New Common Stock issued upon exercise of the Warrants), New Preferred Stock, New LP Units, or fractional Warrants shall be distributed. When any distribution would otherwise result in the issuance of a number of shares of New Common Stock (including New Common Stock issued upon exercise of the Warrants), New Preferred Stock, New LP Units, or Warrants that is not a whole number, the New Common Stock, New Preferred Stock, New LP Units, or Warrants, as applicable, subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock (including New Common Stock issued upon exercise of the Warrants), New Preferred Stock, New LP Units, or Warrants to be distributed on account of Allowed Claims shall be adjusted as necessary to account for the rounding provided for herein. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent, as applicable, shall have an obligation to make a distribution pursuant to the Plan that is less than one (1) share of New Common Stock, less than one (1) New Preferred Stock, less than one (1) New LP Unit, less than one (1) Warrant, or less than $100.00 in Cash. Fractional shares of New Common Stock (including New Common Stock issued upon exercise of the Warrants), New Preferred Stock, New LP Units, or Warrants that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized REIT.

6.12 No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim (plus any postpetition interest on such Claim solely to the extent permitted by section 6.2 of the Plan).

6.13 Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in the Plan and subject to section 6.2 of the Plan or as otherwise required by law (as determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.14 Exemptions from Securities Laws; Listing.

(a) The offering, issuance of, and the distribution under the Plan of the New Common Stock, the New Preferred Stock, New LP Units, and the Warrants (and the Warrant Equity issuable upon exercise thereof) shall be exempt, without further act or actions by any Entity, from registration under the Securities Act, and all rules and regulations promulgated thereunder, and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. Pursuant to section 1145 of the Bankruptcy Code, the New Common Stock, the New Preferred Stock, New LP Units, and the Warrants (and the Warrant Equity issuable upon exercise thereof) may be resold without registration under the Securities Act or other federal securities laws by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with, or the limitations of, any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities, (iii) the restrictions, if any, on the transferability of such securities under the terms of the New Corporate Governance Documents or the Warrant Agreement, as applicable, and (iv) applicable regulatory approval. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

(b) Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC, or any Alternative Service) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the holders of New Common Stock, New Preferred Stock, New LP Units, or the Warrants (including the Warrant Equity issuable upon exercise thereof) is exempt from registration and/or eligible for DTC (or any Alternative Service) book-entry delivery, settlement, and depository services. The Confirmation Order shall provide that DTC (or any Alternative Service) shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock, New Preferred Stock, New LP Units, or the Warrants (including the Warrant Equity issuable upon exercise thereof) is exempt from registration and/or eligible for DTC (or any Alternative Service) book-entry delivery, settlement, and depository services. Notwithstanding the preceding, the Debtors may elect to use any other book entry delivery, settlement and depositary service in lieu of DTC as it deems efficient and appropriate (an “Alternative Service”), provided, that delivery of the New Common Stock, New Preferred Stock, New LP Units, or the Warrants (including the Warrant Equity issuable upon exercise thereof) through Alternative Service shall not be mandatory.

6.15 Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off or recoup against any Allowed Claim, other than a Senior Unsecured Notes Claim or Consenting Crossholder Claim, and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

6.16 Rights and Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all applicable distributions or payments provided for under the Plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

6.17 Expenses of Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ fees and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.18 Withholding and Reporting Requirements.

(a) Withholding Rights. In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan; provided, that in the case of any payments with respect to the Senior Unsecured Notes Claims, the Reorganized Debtors shall use commercially reasonable efforts to provide the payment recipient with reasonable advance notice of any withholding that it, or its agents, intend to make on any such payment, and shall use its commercially reasonable efforts to cooperate, or direct it agents to cooperate, with such payment recipient to minimize any applicable withholding. Notwithstanding the foregoing, each holder of an Allowed Claim or any other person that receives a distribution pursuant to the Plan shall have responsibility under applicable law for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. Any party issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b) Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other person designated by the Reorganized Debtors (which person shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign person) applicable Form W-8. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other person designated by the Reorganized Debtors or Disbursing Agent and the holder fails to comply before the earlier of (i) the date that is one hundred and eighty (180) days after the request is made and (ii) the date that is one hundred and eighty (180) days after the date of distribution, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

ARTICLE VII	PROCEDURES FOR RESOLVING CLAIMS.

7.1 Allowance of Claims.

Except as expressly provided in the Plan (including as provided in sections 4.3 and 4.5 of the Plan) or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed pursuant to the Plan or a Final Order, including the Confirmation Order (when it becomes a Final Order), Allowing such Claim. On and after the Effective Date, each of the Debtors or the Reorganized Debtors, as applicable, shall have and retain any and all rights and defenses with respect to any Claim immediately before the Effective Date.

7.2 Objections to Claims.

(a) Except as otherwise expressly provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, shall have the authority (i) to file, withdraw, or litigate to judgment objections to Claims; (ii) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (iii) to administer and adjust the Debtors’ claims register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

(b) Any objections to a Claim shall be filed on or before the date that is the later of (i) one hundred eighty (180) days after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion by the Reorganized Debtors, as such deadline may be extended from time to time; provided, that the expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims asserted in the ordinary course of business other than through a proof of Claim.

7.3 Estimation of Claims.

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any Disputed, contingent, or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) calendar days after the date on which such Claim or Interest is estimated.

7.4 Adjustment to Claims Register Without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors, as applicable, upon agreement between the parties in interest without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

7.5 Disallowance of Claims.

Any Claims (other than any Claims that are expressly deemed Allowed Claims pursuant to the Plan) held by Entities from which property is recoverable pursuant to a Cause of Action under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable pursuant to a Cause of Action under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable.

7.6 Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

7.7 No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.8 Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE	VIII EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1 General Treatment.

(a) As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts.

(b) Subject to (i) satisfaction of the conditions set forth in section 8.1(a) of the Plan, (ii) resolution of any disputes in accordance with section 8.2 of the Plan with respect to the contracts or leases subject to such disputes, and (iii) the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any Final Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

(c) To the maximum extent permitted by law, to the extent any provision in any executory contract or unexpired lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such executory contract or unexpired lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto.

(d) The Debtors reserve the right, subject to the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld, on or before 5:00 p.m. (prevailing Central Time) on the date that is seven (7) days before the Confirmation Hearing, or such other time as may be agreed in writing between the Debtors and the applicable counterparty, to amend the Schedule of Rejected Contracts to add or remove any executory contract or unexpired lease; provided that if the Confirmation Hearing is adjourned or continued, such amendment right shall be extended to 5:00 p.m. (prevailing Central Time) on the date that is seven (7) days before the rescheduled or continued Confirmation Hearing, and this proviso shall apply in the case of any and all subsequent adjournments and continuances of the Confirmation Hearing; provided, further that the Debtors may amend the Schedule of Rejected Contracts to add or delete any executory contracts or unexpired leases after such date to the extent agreed with the relevant counterparties and entry of an order of the Bankruptcy Court.

8.2 Determination of Assumption and Cure Disputes; Deemed Consent.

(a) The Debtors shall file, as part of the Plan Supplement, the Schedule of Rejected Contracts. At least ten (10) days before the deadline to object to confirmation of the Plan, the Debtors shall serve a notice on parties to executory contracts or unexpired leases to be assumed, assumed and assigned, or rejected reflecting the Debtors’ intention to potentially assume, assume and assign, or reject the contract or lease in connection with the Plan and, where applicable, setting forth the proposed Cure Amount (if any). Any objection by a counterparty to an executory contract or unexpired lease to the proposed assumption, assumption and assignment, or related Cure Amount must be filed, served, and actually received by the Debtors within seven (7) days of the service of the assumption notice, or such shorter period as agreed to by the parties or authorized by the Bankruptcy Court. Any counterparty to an executory contract or unexpired lease that does not timely object to the notice of the proposed assumption of such executory contract or unexpired lease shall be deemed to have assented to assumption of the applicable executory contract or unexpired lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease; (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of any Debtor under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan; (iii) increase, accelerate, or otherwise alter any obligations or liabilities of any Debtor or any Reorganized Debtor, as applicable, under such executory contract or unexpired lease; or (iv) create or impose a Lien upon any property or Asset of any Debtor or any Reorganized Debtor, as applicable. Each such provision shall be deemed to not apply to the assumption of such executory contract or unexpired lease pursuant to the Plan and counterparties to assumed executory contracts or unexpired leases that fail to object to the proposed assumption in accordance with the terms set forth in this section 8.2(a), shall forever be barred and enjoined from objecting to the proposed assumption or to the validity of such assumption (including with respect to any Cure Amounts or the provision of adequate assurance of future performance), or taking actions prohibited by the foregoing or the Bankruptcy Code on account of transactions contemplated by the Plan.

(b) If there is an Assumption Dispute pertaining to assumption of an executory contract or unexpired lease (other than a dispute pertaining to a Cure Amount), such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective, provided, that the Debtors (with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld) or the Reorganized Debtors, as applicable, may settle any dispute regarding the Cure Amount or the nature thereof without any further notice to any party or any action, order, or approval of the Bankruptcy Court.

(c) To the extent an Assumption Dispute relates solely to the Cure Amount, the Debtors may assume and/or assume and assign the applicable executory contract or unexpired lease prior to the resolution of the Assumption Dispute; provided, that the Debtors or the Reorganized Debtors, as applicable, reserve Cash in an amount sufficient to pay the full amount reasonably asserted as the required cure payment by the non-Debtor party to such executory contract or unexpired lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court or otherwise agreed to by such non-Debtor party and the applicable Reorganized Debtor).

(d) Subject to resolution of any dispute regarding any Cure Amount, all Cure Amounts shall be satisfied by the Debtors or Reorganized Debtors, as the case may be, upon assumption of the underlying contracts and unexpired leases. Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure Amount, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption. Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed or assigned shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other Entity, upon the deemed assumption of such contract or unexpired lease.

8.3 Rejection Damages Claims.

Unless otherwise provided by an order of the Bankruptcy Court, proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court by the later of thirty (30) days from (i) the date of entry of an order of the Bankruptcy Court approving such rejection, (ii) the effective date of the rejection of such executory contract or unexpired lease, and (iii) the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time shall be Disallowed pursuant to the Confirmation Order or such other order of the Bankruptcy Court, as applicable, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, the Reorganized Debtors, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules, if any, or a proof of claim to the contrary. Claims arising from the rejection of the Debtors’ executory contracts or unexpired leases shall be classified as General Unsecured Claims and may be objected to in accordance with the provisions of section 7.2 of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

8.4 Survival of the Debtors’ Indemnification Obligations.

(a) All Indemnification Obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors on terms reasonably acceptable to the Debtors and Required Consenting Noteholders; provided, that the Indemnification Obligations assumed pursuant to the Plan shall be on terms and conditions reasonably acceptable to the Debtors and the Required Consenting Noteholders; provided, further, however, that no Indemnification Obligations shall be assumed under the Plan by any Debtor with respect to any Person appointed by the First Lien Credit Facility Administrative Agent and/or the First Lien Credit Facility Lenders to exercise any voting proxy or otherwise to serve as a member, director, officer, manager or agent. Any claim based on the Debtors’ Indemnification Obligations that are assumed under the Plan shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b) In accordance with the foregoing, the Reorganized Debtors shall cooperate with current and former officers, directors, members, managers, agents, or employees in relation to the Indemnification Obligations assumed under the Plan, including responding to reasonable requests for information and providing access to attorneys, financial advisors, accountants and other professionals with knowledge of matters relevant to any such claim covered by an Indemnification Obligation assumed under the Plan, including any claim or Cause of Action arising under any state or federal securities laws.

8.5 Employment Arrangements.

(a) Except as otherwise determined by the Required Consenting Noteholders in their reasonable discretion, all Employment Arrangements shall be treated as executory contracts under the Plan and deemed assumed on the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code (which assumption shall include any modifications to such employments agreements, including, without limitation, modifications to the terms of any retention or incentive agreements for senior executives of the Debtors, as requested by the Required Consenting Noteholders). Any assumption of the Employment Arrangements hereunder shall not trigger any applicable change of control, immediate vesting, termination, or similar provisions therein. No participant shall have rights under the Benefit Plans and Employment Arrangements assumed pursuant to the Plan other than those existing immediately before such assumption.

(b) Notwithstanding anything to the contrary in the Plan, the Reorganized Debtors shall continue to honor all retiree benefits in accordance with section 1129(a)(13) of the Bankruptcy Code, and the obligations thereunder shall be paid in accordance with the terms thereof.

8.6 Insurance Policies.

(a) All insurance policies to which any Debtor is a party as of the Effective Date, including any D&O Policy, shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

(b) In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy, and all members, managers, directors, and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

8.7 Tax Agreements.

Notwithstanding anything to the contrary in the Plan Documents, the Plan, the Plan Supplement, any bar date notice or claim objection, and any other document related to any of the foregoing, any tax sharing agreements to which the Debtors are a party (of which the principal purpose is the allocation of taxes) in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and, to the extent the Debtors determine, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld) that such agreements are beneficial to the Debtors, shall be assumed by the Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms, unless any such tax sharing agreement (of which the principal purpose is the allocation of taxes) otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors in accordance with section 8.1 of the Plan. Unless otherwise noted hereunder, all other tax sharing agreements to which the Debtors are a party (of which the principal purpose is the allocation of taxes) shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.8 Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instruments, or other document is listed in any notices of assumed contracts.

8.9 Reservation of Rights.

(a) Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b) Except as explicitly provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c) Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d) If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE	IX CONDITIONS PRECEDENT TO OCCURRENCE OF EFFECTIVE DATE.

9.1 Conditions Precedent to Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied or waived in accordance with the Plan:

(a) the Plan Supplement has been filed;

(b) the Bankruptcy Court has entered the Confirmation Order and such Confirmation Order has not been stayed, modified, or vacated;

(c) the Restructuring Support Agreement shall be in full force and effect and binding on all parties thereto and not be (i) identified on the Schedule of Rejected Contracts or (ii) subject of a pending motion to reject executory contracts, all conditions shall have been satisfied thereunder, and no default shall exist thereunder that has not otherwise been cured or waived;

(d) the conditions to the effectiveness of the Exit Credit Facility Documents have been satisfied or waived in accordance with the terms thereof, and the Exit Credit Facility Agreement is in full force and effect and binding on all of the respective parties thereto;

(e) the Debtors shall have implemented the Restructuring Transactions and all other transactions contemplated by the Plan and the Restructuring Support Agreement in a manner consistent in all material respects with the Plan and Restructuring Support Agreement and otherwise reasonably acceptable to the Required Consenting Noteholders;

(f) all outstanding Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), to the extent invoiced before the Effective Date, shall have been paid in full in Cash by the Debtors in accordance with, and subject to, the terms of the Restructuring Support Agreement;

(g) all governmental approvals, including Bankruptcy Court approval, necessary to effectuate the Restructuring Transactions shall have been obtained and all applicable waiting periods have expired;

(h) all actions, documents (including the Plan Documents), and agreements necessary to implement and consummate the Plan shall have been effected or executed and binding on all parties thereto, in form and substance consistent in all respects with the Restructuring Support Agreement and reasonably acceptable to the relevant parties under the Restructuring Support Agreement (other than the New Corporate Governance Documents, which shall be acceptable to the Required Consenting Noteholders in their sole discretion as provided herein), and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement; and

(i) the New Corporate Governance Documents, in form and substance acceptable to the Required Consenting Noteholders, shall have been adopted and (where required by applicable law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporate, limited liability company, or alternative comparable laws, as applicable.

9.2 Waiver of Conditions Precedent.

(a) Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors and the Required Consenting Noteholders without leave of or order of the Bankruptcy Court. If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge the Plan in any court. If the Plan is confirmed for fewer than all of the Debtors, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.

(c) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.3 Effect of Failure of a Condition.

If the conditions listed in section 9.1 of the Plan are not satisfied or waived in accordance with section 9.2 of the Plan on or before the Effective Date, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (ii) prejudice in any manner the rights of any Person, or (iii) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Noteholders, or any other Person.

9.4 Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE	X EFFECT OF CONFIRMATION.

10.1 Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after entry of the Confirmation Order, the provisions of the Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under the Plan and whether such holder has accepted the Plan.

10.2 Vesting of Assets.

Except as otherwise provided in the Plan or any Plan Document, on and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges, and other interests. Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims

(including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to or order of the Bankruptcy Court.

10.3 Discharge of Claims Against and Interests in Debtors.

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided in the Plan or in the Confirmation Order, each holder (as well as any trustee or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or Reorganized Debtor, or any of their Assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

10.4 Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in the Plan or a Final Order of the Bankruptcy Court, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5 Injunction against Interference with Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

10.6 Plan Injunction.

(a) Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims against or Interests in any or all of the Debtors and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined after the entry of the Confirmation Order from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor, (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan, and the Plan Documents, to the full extent permitted by applicable law, and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan and the Plan Documents.

(b) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest shall be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in this section 10.6 of the Plan.

10.7 Releases.

(a) Releases by Debtors.7

As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Plan and the obligations contemplated by the Plan Documents or as otherwise provided in any order of the Bankruptcy Court, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by law, by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, from any and all claims and Causes of Action (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities laws or otherwise that the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the Restructuring

[7]	This Section 10.7(a) is subject to completion and outcome of Special Committee investigation.

Transactions, the Restructuring, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Plan, the Restructuring Support Agreement, the Plan Documents or related agreements, instruments, or other documents relating thereto, or the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that nothing herein shall be construed to release any Released Party from Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct as determined by a Final Order.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases in section 10.7(a) of the Plan (the “Debtor Releases”), which includes by reference each of the related provisions and definitions under the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (i) in exchange for the good and valuable consideration provided by the Released Parties, (ii) a good faith settlement and compromise of the released Claims released by the Debtors, the Reorganized Debtors, and the Estates, as applicable, (iii) in the best interests of the Debtors, the Estates, and all holders of Claims and Interests, (iv) fair, equitable and reasonable, (v) given and made after due notice and opportunity for hearing, and (vi) a bar to any of the Debtors, the Reorganized Debtors, and the Estates, as applicable, asserting any Claim or Cause of Action released pursuant to the Debtor Releases.

(b) Releases by Holders of Claims or Interests.

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents and the obligations contemplated by the Restructuring Transactions, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service and contribution of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by law, by the Releasing Parties, in each case from any and all claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between any Debtor and any Released Party, the Restructuring Transactions, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Plan Documents, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission; provided, that nothing herein shall be construed to release any Released Party from Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct as determined by a Final Order.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases in section 10.7(b) of the Plan (the “Third-Party Releases”), which includes by reference each of the related provisions and definitions under the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases are: (i) consensual, (ii) essential to the confirmation of the Plan, (iii) given in exchange for the good and valuable consideration provided by the Released Parties, (iv) a good faith settlement and compromise of the Claims released by the Third-Party Releases, (v) in the best interests of the Debtors and their Estates, (vi) fair, equitable and reasonable, (vii) given and made after due notice and opportunity for hearing, and (viii) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases.

10.8 Exculpation.

To the fullest extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Exit Credit Facility, the Warrants, the New Preferred Stock, the New Common Stock, the New LP Units, the Management Incentive Plan, the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, and the Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors; or the transactions in furtherance of any of the foregoing; other than Claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct as determined by a Final Order, but in all respects the Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9 Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan or the Confirmation Order.

10.10 Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.11 Retention of Causes of Action and Reservation of Rights.

Except as otherwise provided in the Plan, including sections 10.6, 10.7, 10.8, and 10.9 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including any affirmative Causes of Action against parties with a relationship with the Debtors. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.12 Ipso Facto and Similar Provisions Ineffective.

Any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on (i) the insolvency or financial condition of a Debtor, (ii) the commencement of the Chapter 11 Cases, (iii) the confirmation or consummation of the Plan, including any change of control that shall occur as a result of such consummation, or (iv) the Restructuring Transactions.

ARTICLE	XI RETENTION OF JURISDICTION.

11.1 Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c) to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Code 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan and the Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(e) to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(f) to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) to hear and determine all Fee Claims;

(j) to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l) to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate the Plan;

(m) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o) to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p) to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purposes;

(q) to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including the releases, discharge, exculpations, and injunctions issued thereunder;

(r) to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory;

(s) to recover all Assets of the Debtors and property of the Estates, wherever located; and

(t) to enter a final decree closing each of the Chapter 11 Cases.

ARTICLE	XII MISCELLANEOUS PROVISIONS.

12.1 Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (i) the issuance, transfer or exchange of any securities, instruments or documents, (ii) the creation of any Lien, mortgage, deed of trust or other security interest, (iii) all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, (iv) any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, (v) the grant of Collateral under the Exit Credit Facility Agreement, and (vi) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

12.2 Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.3 Dates of Actions to Implement Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but shall be deemed to have been completed as of the required date.

12.4 Amendments.

(a) Plan Modifications. The Plan may be amended, modified, or supplemented by the Debtors in accordance with the terms of the Restructuring Support Agreement and with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld, and in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to the Plan, the Debtors, with consent of the Required Consenting Noteholders, may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented.

(b) Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan with consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld, without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under the Plan.

12.5 Revocation or Withdrawal of Plan.

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan shall (a) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person, (b) prejudice in any manner the rights of such Debtor or any other Person, or (c) constitute an admission of any sort by any Debtor or any other Person.

12.6 Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, Impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with this section, is (i) valid and enforceable pursuant to its terms, (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be) and the Required Consenting Noteholders, and (iii) nonseverable and mutually dependent.

12.7 Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

12.8 Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns.

12.9 Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Person.

12.10 Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.11 Computing Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12 Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full in the Plan.

12.13 Notices.

All notices, requests, and demands hereunder shall be in writing (including by facsimile transmission and/or by email) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile or email transmission, when received, addressed as follows:

(a)	if to the Debtors or Reorganized Debtors:

CBL & ASSOCIATES PROPERTIES, INC.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421

Attn: Jeffery V. Curry, Esq., Chief Legal Officer

Telephone: (423) 490-8642

Facsimile: (423) 893-4371

Email: Jeff.Curry@cblproperties.com

– and –

WEIL, GOTSHAL & MANGES LLP

700 Louisiana Street, Suite 1700

Houston, Texas 77002

Attn: Alfredo R. Pérez, Esq.

Telephone: (212) 310-8000

Facsimile: (713) 224-9511

Email: Alfredo.Perez@weil.com

– and –

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

Attn: Ray C. Schrock, P.C., Garrett A. Fail, Esq., and Moshe A. Fink, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Email: Ray.Schrock@weil.com

            Garrett.Fail@weil.com

            Moshe.Fink@weil.com

Proposed Attorneys for Debtors

(b)	if to the Consenting Noteholders:

AKIN GUMP STRAUSS HAUER & FELD LLP

One Bryant Park

New York, New York 10036

Attn: Michael Stamer, Esq., Meredith Lahaie, Esq., and Kevin Zuzolo, Esq.

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

                  Email: mstamer@akingump.com

                  mlahaie@akingump.com

                  kzuzolo@akingump.com

Attorneys for the Consenting Noteholders

– and –

WHITE & CASE LLP

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131

Attn: Thomas Lauria, Esq., Brian Pfeiffer, Esq., and Michael Shepherd, Esq.

Telephone: (305) 371-2700

Email: tlauria@whitecase.com

            brian.pfeiffer@whitecase.com

            mshepherd@whitecase.com

Attorneys for certain of the Consenting Noteholders that hold Consenting Crossholder Claims

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002; provided, that the U.S. Trustee need not file such a renewed request and shall continue to receive documents without any further action being necessary. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.14 Dissolution of Committee.

On the Effective Date, any official committees appointed in the Chapter 11 Cases, including the Creditors’ Committee, shall dissolve; provided, that following the Effective Date, any such committees, including the Creditors’ Committee, shall continue in existence solely for the purpose of filing and prosecuting applications for allowance of Fee Claims. Upon the dissolution of any official committees appointed in the Chapter 11 Cases, including the Creditors’ Committee, such committee members and their respective Professional Persons shall cease to have any duty, obligation, or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

12.15 Reservation of Rights.

Except as otherwise provided herein, the Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision of the Plan, or the taking of any action by the Debtors or any other person with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors or any other person with respect to any Claims or Interests prior to the Effective Date.

12.16 Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Restructuring Support Agreement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: December 29, 2020

Chattanooga, Tennessee

Respectfully submitted,
By:	/s/ Farzana Khaleel
Name: Title:	Farzana Khaleel Chief Financial Officer and Executive Vice President on behalf of the Debtors

[Signature Page to Plan]

Exhibit A

Restructuring Support Agreement

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTATION.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, collectively, this “Agreement”) is made and entered into as of August 18, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) and (ii) of this preamble, collectively, the “Parties”):1

i.

CBL & Associates Properties, Inc., a corporation incorporated under the Laws of Delaware (the “Company”), and each of its Affiliates listed on Exhibit A to this Agreement that has executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Noteholders (collectively and together with the Company, the “Company Parties”); and

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

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ii.

the undersigned beneficial owners and/or investment advisors or managers of discretionary funds, accounts, or other entities for the holders or beneficial owners of the Company Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Noteholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Noteholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, collectively, the “Restructuring Transactions”);

WHEREAS, the Company Parties will implement the Restructuring Transactions through the commencement by the Company Parties of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties (jointly and severally) and each of the Consenting Noteholders (severally but not jointly), intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Restructuring Term Sheet attached hereto. Additionally, the following terms shall have the following definitions:

“2023 Missed Payment” has the meaning set forth in Section 4.02(b).

“2023 Notes” means CBL Limited Partnership’s 5.25% Senior Notes due 2023, issued in the aggregate principal amount of $450 million, pursuant to the Indenture.

“2026 Missed Payment” has the meaning set forth in Section 4.02(b).

“2026 Notes” means CBL Limited Partnership’s 5.95% Senior Notes due 2026, issued in the aggregate principal amount of $625 million, pursuant to the Indenture.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any affiliated funds of such Person). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise, provided that, for the avoidance of doubt, with respect to the Company Parties, Affiliates shall not include any of the Company Parties’ joint venture partners.

“Agreement” has the meaning set forth in the preamble.

“Agreement Effective Date” has the meaning set forth in Section 2.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Akin Gump” means Akin Gump Strauss Hauer and Feld LLP.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture or similar transaction involving any one or more Company Parties, or any Affiliates of the Company Parties, or the debt, equity, or other interests in any one or more Company Parties or any Affiliates of the Company Parties, in each case other than the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court administering the Chapter 11 Cases, in such jurisdiction as determined with the reasonable consent of the Required Consenting Noteholders and the Company Parties.

“Business Day” means any day other than a Saturday, Sunday, or a U.S. federal holiday as recognized by banking institutions in the City of New York.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, existing equity interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

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“CBL Limited Partnership” means CBL & Associates Limited Partnership, a Delaware limited partnership.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Common Equity Interests” means the common stock of the Company and the common units, and all classes of special common units of the CBL Limited Partnership.

“Company” has the meaning set forth in the preamble.

“Company Claims” means any Claim against a Company Party, including the Notes Claims.

“Company Interests” means any existing equity interest in the Company Parties.

“Company Parties” has the meaning set forth in the preamble.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code, which Confirmation Order shall be in accordance with this Agreement and the Definitive Documentation.

“Consenting Noteholders” has the meaning set forth in the preamble.

“Definitive Documentation” has the meaning set forth in Section 3.

“Disclosure Statement” means the related disclosure statement with respect to the Plan, which Disclosure Statement shall be in accordance with this Agreement and the Definitive Documentation.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending

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or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine, with the reasonable consent of the Required Consenting Noteholders, are necessary or desirable to file.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Indenture” means that certain Indenture, dated as of November 26, 2013, among CBL Limited Partnership, as issuer, the Company, as limited guarantor, and the Indenture Trustee, as amended, modified or supplemented by that certain First Supplemental Indenture dated as of November 26, 2013 by and among the CBL Limited Partnership, the Company, and the Indenture Trustee, the Second Supplemental Indenture dated as of December 13, 2016 by and among the CBL Limited Partnership, the Company and the Indenture Trustee and the Third Supplemental Indenture dated as of January 30, 2019 by and among CBL Limited Partnership, the Company, the subsidiary guarantors of the Company party thereto (the “Subsidiary Guarantors”), and the Indenture Trustee, pursuant to which the Notes are outstanding.

“Indenture Trustee” means Delaware Trust Company, as successor trustee under the Indenture.

“Law” means any law, constitution, statute, rule, regulation, ordinance, code, judgment, order, decree, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same.

“New Equity Interests” has the meaning set forth in the Restructuring Term Sheet.

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“New Organizational Documents” means all organizational and governance documents for the reorganized Company and its direct and indirect subsidiaries.

“Non-Consenting Noteholder” has the meaning set forth in Section 12(b).

“Notes” means, collectively, the 2023 Notes, the 2024 Notes and the 2026 Notes.

“Notes Claims” means any Claim against a Company Party arising under, derived from, based on, or related to the Notes or the Indenture.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Petition Date” means the date on which the Company Parties commence the Chapter 11 Cases.

“PJT Partners” means PJT Partners LP, as financial advisor to the Consenting Noteholders.

“Plan” means the joint chapter 11 plan of reorganization filed by the Company Parties in the Chapter 11 Cases to implement the Restructuring Transactions in accordance with this Agreement and the Definitive Documentation.

“Plan Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court in accordance with this Agreement and the Definitive Documentation.

“Preferred Equity Interests” means the preferred stock of the Company and the preferred units of the CBL Limited Partnership.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders that collectively hold at least 75% of the aggregate outstanding principal amount of the Notes held by all such Consenting Noteholders.

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“Restructuring Term Sheet” has the meaning set forth in the recitals.

“Restructuring Transactions” has the meaning set forth in the recitals.

“Section 16 Officer” means any employee of the Company Parties who is subject to the disclosure requirements of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all solicitation materials in respect of the Plan together with the Disclosure Statement, which Solicitation Materials shall be in accordance with this Agreement and the Definitive Documentation.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, or 11.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

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(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders”, “directors”, and/or “officers” shall also include “members”, “partners”, and/or “managers”, as applicable, as such terms are defined under the applicable limited liability company or partnership Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not;

(j) the phrase “counsel to the Company Parties” refers in this Agreement to counsel specified in Section 13.10(a);

(k) the phrase “counsel to the Consenting Noteholders” refers in this Agreement to counsel specified in Section 13.10(b); and

(l) the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing New York local time, on the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement (the “Agreement Effective Date”):

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Noteholders;

(b) each of the Consenting Noteholders, who hold in the aggregate at least 54% of the aggregate outstanding principal amount of Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties; and

(c) the Company Parties shall have timely paid all (i) invoiced and outstanding fees and expenses of Akin Gump, one local counsel, and PJT Partners (to the extent that such advisors are for the ad hoc group of Consenting Noteholders and not any individual Consenting Noteholder) and (ii) reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) not to exceed $250,000 in the aggregate.

Section 3. Definitive Documentation.

3.01. The documents related to or otherwise utilized to implement or effectuate the Restructuring Transactions (collectively, the “Definitive Documentation”) shall include, without limitation, the following: (A) the Plan and its exhibits, ballots, and solicitation procedures; (B) the Confirmation Order; (C) the Disclosure Statement; (D) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (E) the First Day

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Pleadings and all orders sought pursuant thereto; (F) the Plan Supplement; (G) the Warrants and any related documentation; (H) the documentation issuing and setting forth the rights, preferences and privileges of the New Equity Interests; (I) the Registration Rights Agreement; (J) the New Organizational Documents; (K) the New Notes indenture and any related documentation; and (L) such other agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement, the Restructuring Term Sheet, and the Plan.

3.02. Upon completion, the Definitive Documentation and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 12. Further, the Definitive Documentation not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and, the Required Consenting Noteholders; provided, however, that, notwithstanding the foregoing, the New Organizational Documents shall be acceptable only to the Required Consenting Noteholders; provided, further, however, that the Required Consenting Noteholders will consult with the Company Parties regarding such New Organizational Documents, provided, that nothing in the New Organizational Documents shall adversely impact the economic recovery of the holders of Common Equity Interests as set forth in the Restructuring Term Sheet.

Section 4. Commitments of the Consenting Noteholders.

4.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Noteholder severally, and not jointly, agrees to:

(i) support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably necessary to implement the Restructuring Transactions, including, but not limited to, supporting any request by the Company Parties for further interest rate forbearance periods in advance of the commencement of the Chapter 11 Cases;

(ii) use commercially reasonable efforts to give, subject to applicable Laws, any notice, order, instruction, or direction to the Indenture Trustee necessary to give effect to the Restructuring Transactions; and

(iii) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documentation that are consistent with this Agreement to which it is required to be a party;

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(b) During the Agreement Effective Period, subject to applicable Laws and as otherwise set forth in this Agreement, each Consenting Noteholder severally, and not jointly, agrees that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv) initiate, or have initiated on its behalf, any litigation or proceeding which would materially or unreasonably delay, impede, or interfere with the implementation or consummation of the Restructuring Transactions, other than to enforce this Agreement or any Definitive Documentation or as otherwise permitted under this Agreement; or

(v) object to, delay, impede, or take any other action to interfere with the Company Parties’ or their Affiliates’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any Definitive Documentation.

4.02. Commitments with Respect to Chapter 11 Cases(a) .

(a) During the Agreement Effective Period, each Consenting Noteholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Noteholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i) vote each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot that meet the requirements of Sections 1125 and 1126 of the Bankruptcy Code; provided, however, that the consent or votes of the Consenting Noteholders shall be immediately revoked and deemed null and void ab initio upon the occurrence of the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date);

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party (other than a Termination Date as a result of the occurrence of the Plan Effective Date).

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(b) During the Agreement Effective Period, each Consenting Noteholder, in respect of each of its Company Claims, will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is contemplated by and in accordance with this Agreement.

4.03. Waiver of Prior Events of Default. The Consenting Noteholders acknowledge and agree that each of the Events of Default (as such term is defined under the Indenture) under the Indenture resulting from the failure by the Company to make each of the payments of (i) the interest payment originally due and payable on June 1, 2020 for the 2023 Notes (the “2023 Missed Payment”) and (ii) the interest payment originally due and payable on June 15, 2020 for the 2026 Notes (the “2026 Missed Payment”) are no longer continuing under the Indenture as a result of the Company making each of the 2023 Missed Payment and the 2026 Missed Payment in full on August 5, 2020. Further, in the event that either the Indenture Trustee or other holders of the 2023 Notes or 2026 Notes, as applicable, take any action to declare either or both of the 2023 Notes or the 2026 Notes immediately due and payable pursuant to Section 502 under the Indenture, solely due to either or both of Events of Default (as such term is defined under the Indenture) under the Indenture resulting from the 2023 Missed Payment or 2026 Missed Payment, the Consenting Noteholders agree (solely to the extent permitted under the Indenture) to rescind and cancel any such acceleration(s); provided, however, that in no event shall the Consenting Noteholders be required to provide an indemnity or bear responsibility for any out of pocket costs related to any such rescission and cancellation.

4.04. No Liabilities. Notwithstanding any other provision in this Agreement, including this Section 4, nothing in this Agreement shall require any Consenting Noteholder to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to any Consenting Noteholder. Notwithstanding the immediately preceding sentence, nothing in this Section 4.04 shall serve to limit, alter or modify any Consenting Noteholder’s express obligations under the terms of this Agreement.

Section 5. Additional Provisions Regarding the Consenting Noteholders’ Commitments.

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) subject to any confidentiality obligations set forth in the Indenture, this Agreement or in any confidentiality agreement entered into by a Company Party and the Consenting Noteholders, or the advisors to the Consenting Noteholders, affect the ability of any Consenting Noteholder to consult with any other Consenting Noteholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Noteholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Noteholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) other than as may be required by

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a court of competent jurisdiction, including the Bankruptcy Court, require any Consenting Noteholder to provide any information that it determines, in its sole discretion, to be sensitive or confidential; (e) obligate a Consenting Noteholder to deliver a vote to support the Plan or prohibit a Consenting Noteholder from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); provided, however, that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such vote shall be deemed null and void ab initio and such Consenting Noteholder shall have the opportunity to change its vote; (f) (i) prevent any Consenting Noteholder from taking any action which is required by applicable Law or (ii) require any Consenting Noteholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal/professional privilege; (g) prevent any Consenting Noteholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or (h) prohibit any Consenting Noteholder from taking any action that is not inconsistent with this Agreement.

Section 6. Commitments of the Company Parties.

6.01. Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including the applicable milestones set forth in the Restructuring Term Sheet (the “Milestones”), provided that, notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed an approval by the Company to commence the Chapter 11 Cases, for which separate board approval shall be required;

(b) support and take all steps reasonably necessary and desirable to facilitate solicitation of the Plan in accordance with this Agreement and the Milestones;

(c) use commercially reasonable efforts to obtain entry of the Confirmation Order and to cause the Confirmation Order to become a Final Order;

(d) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan or the Restructuring Transactions contemplated herein, use commercially reasonable efforts to negotiate in good faith with the Required Consenting Noteholders in an effort to agree to appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment;

(e) use commercially reasonable efforts to obtain any and all required regulatory (including self-regulatory) and/or third-party approvals for the Restructuring Transactions;

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(f) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documentation and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(g) to the extent the Company Parties receive any Joinders or Transfer Agreements, notify the Consenting Noteholders of such Joinders and Transfer Agreements as soon as practicable after receiving such Joinders or Transfer Agreements;

(h) provide draft copies of all substantive motions, documents, and other pleadings to be filed in the Chapter 11 Cases to counsel to the Consenting Noteholders if reasonably practicable at least two (2) Business Days prior to the date when the Company Parties intend to file such documents, and, without limiting any approval rights set forth in this Agreement, consult in good faith with counsel to the Consenting Noteholders regarding the form and substance of any such proposed filing; notwithstanding the foregoing, in the event that not less than two (2) Business Days’ notice is not reasonably practicable under the circumstances, the Company Parties shall provide draft copies of any such motions, documents, or other pleadings to counsel to the applicable Consenting Noteholders as soon as otherwise reasonably practicable before the date when the Company intends to file any such motion, documents, or other pleading;

(i) subject to any confidentiality agreements between the Company and the Consenting Noteholders and their advisors, provide, and direct their employees, officers, advisors, and other representatives to provide, to each of the Consenting Noteholders, and each of their respective legal and financial advisors, (i) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business, and (ii) such other information as reasonably requested by the Consenting Noteholders or their respective legal and financial advisors;

(j) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order, (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(k) inform counsel to the Consenting Noteholders as soon as reasonably practicable after becoming aware of: (i) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (ii) a breach of this Agreement (including a breach by any Company Party); and (iii) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any material respect when made or deemed to be made;

(l) upon request of the Required Consenting Noteholders, inform Akin Gump and PJT Partners as to: (i) the material business and financial performance of the Company Parties and each of its and their direct and indirect subsidiaries, (ii) the status and progress of the Restructuring Transactions, including progress in relation to negotiations of the Definitive Documents and the status of any negotiations with other stakeholders, and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from any stakeholder or joint venture partner, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory or self-regulatory) body or any stock exchange;

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(m) use commercially reasonable efforts to maintain the good standing of all Company Parties and any joint ventures or other entity in which any Company Party has an equity interest in under the Laws of the state or other jurisdiction in which they are incorporated or organized, provided, however, that the Company Parties’ obligations pursuant to this section 6.01(l) shall only apply if, and to the extent, a Company Party has authority to maintain such status per the terms of the joint venture or entity agreement;

(n) timely pay all fees and expenses as set forth in Section 13.23 of this Agreement; provided that the Company Parties shall not be responsible for any fees incurred after the termination of this Agreement (other than with respect to fees and expenses incurred after the termination of this Agreement due to the consummation of the Plan on the Plan Effective Date); and

(o) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable.

6.02. Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action (i) that is inconsistent in any material respect with the Restructuring Transactions described in this Agreement or the Plan, (ii) is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in this Agreement or the Plan, or (iii) would have the effect of frustrating or impeding approval, implementation and consummation of the Restructuring Transactions described in this Agreement or the Plan;

(c) modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d) file any motion, pleading, or Definitive Documentation with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement (including the consent rights of the Required Consenting Noteholders set forth herein as to the form and substance of such motion, pleading or Definitive Document) or the Plan; or

(e) seek or solicit any Alternative Restructuring Proposal.

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Section 7. Additional Provisions Regarding Company Parties’ Commitments.

7.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, upon advice of external counsel, to continue performing under this Agreement, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would cause such Company Party or the board of directors, board of managers or similar governing body of a Company Party to violate applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement. At all times prior to the date on which the Company Parties enter into any definitive agreement in respect of an Alternative Restructuring Proposal that a majority of the board of directors, board of managers or similar governing body of a Company Party determines in good faith consistent with its fiduciary duties, after receiving advice from external counsel, is a proposal that represents a higher or otherwise better recovery to the Company’s stakeholders than the Restructuring Transactions contemplated herein and in the Restructuring Term Sheet, the Company Parties shall (x) provide to Akin Gump and PJT Partners a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for such Alternative Restructuring Proposal, in each case, identifying the Person making such Alternative Restructuring Proposal and specifying in detail the material terms and conditions of such Alternative Restructuring Proposal within two (2) Business Day of the Company Parties’ or their advisors’ receipt of such offer or proposal and (y) provide such information to Akin Gump and PJT Partners regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep Akin Gump and PJT Partners contemporaneously informed as to the status and substance of such discussions. The Company Parties shall have first exercised their right in accordance with Section 11.02(c) of this Agreement to declare a termination event prior to the date on which the Company Parties enter into a definitive agreement in respect of such an Alternative Restructuring Proposal or make a public announcement regarding their intention to do so. Upon any determination by any Company Party to exercise a fiduciary out, the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein in accordance with Section 11.05 hereof.

7.02. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8. Transfer of Interests and Securities.

8.01. During the Agreement Effective Period, no Consenting Noteholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims, in whole or in part, to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless: either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, either (x) a transfer agreement in the form attached here to as Exhibit C (each,

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a “Transfer Agreement”) or (y) a joinder in the form attached hereto as Exhibit D (each, a “Joinder”) or (ii) the transferee is a Consenting Noteholder or an affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of Company Claim Transferred) to counsel to the Consenting Noteholders by the close of business on the second Business Day following such Transfer.

8.02. Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims. With respect to Company Claims held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Consenting Noteholder and undertake all obligations relevant to such transferor (including, for the avoidance of doubt, the commitments made in Section 4.02) set forth in this Agreement. Any Transfer in violation of Section 8.01 shall be null and void ab initio.

8.03. This Agreement shall in no way be construed to preclude any Consenting Noteholders from acquiring additional Company Claims; provided, however, that (a) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or to each of counsel to the Consenting Noteholders) and (b) such Consenting Noteholder must provide notice of such acquisition (including the amount and type of Company Claim acquired) to counsel to the Company Parties within three (3) Business Days of such acquisition.

8.04. This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to Transfer any of its Company Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05. Notwithstanding Section 8.01, (a) a Consenting Noteholder may Transfer any Company Claims to an Entity that is an Affiliate, affiliated fund, or affiliated entity with a common investment advisor, which Entity shall automatically be bound by this Agreement upon the Transfer of such Company Claims and (b) a Qualified Marketmaker that acquires any Company Claims with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims if such Qualified Marketmaker subsequently Transfers such Company Claims (by purchase, sale assignment, participation, or otherwise) to a transferee that is a Consenting Noteholder or a transferee who executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement, provided that the original Consenting Noteholder shall remain bound by the terms of this Agreement until such time as the Qualified Marketmaker transfers the Company Claims to a transferee that delivers a Transfer Agreement.

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8.06. Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any Liens or encumbrances on any Company Claims in favor of a bank or broker-dealer holding custody of such Company Claims in the ordinary course of business and which Lien or encumbrance is released upon the Transfer of such Company Claims.

Section 9. Representations and Warranties of Consenting Noteholders. Each Consenting Noteholder severally, and not jointly, represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement:

(a) it beneficially holds, or advises or manages for a beneficial holder, the face amount of the Company Claims reflected in such Consenting Noteholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims;

(c) such Company Claims are free and clear of any pledge, Lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it is (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) not a “U.S.” person as defined in Regulation S under the Securities Act, or (iii) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, in each case with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(e) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring Transactions and the terms of the Plan; and

(f) it has all necessary power and authority to vote, approve changes to, and Transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law.

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Section 10. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 11. Termination Events.

11.01. Consenting Noteholder Termination Events. This Agreement may be terminated by the Required Consenting Noteholders by the delivery to the Company Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence of the following events:

(a) (x) any Company Party shall have breached (other than an immaterial breach) its obligations under this Agreement, which breach (to the extent curable) is not cured within five (5) Business Days after the giving of written notice of such breach in accordance with Section 13.10 hereof, or (y) a Company Party files, publicly announces, or informs counsel to the Consenting Noteholders of its intention to file a chapter 11 plan that contains terms and conditions that: (i) do not provide the Consenting Noteholders, as applicable, with the economic recovery set forth in the Restructuring Term Sheet or (ii) are not otherwise consistent in all material respects with this Agreement and the Restructuring Term Sheet;

(b) any Company Party shall have breached (other than an immaterial breach) any representation, warranty, or covenant of such Company Party set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Company Parties;

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(c) the issuance by any Governmental Entity of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Required Consenting Noteholders transmit a written notice in accordance with Section 13.10 hereof detailing any such issuance;

(d) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e) the Bankruptcy Court enters an order denying confirmation of the Plan;

(f) any Company Party files with the Bankruptcy Court any motion or application seeking authority to sell any material assets outside the ordinary course of business without the prior written consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld), provided that the Consenting Noteholder Termination Event in this section shall not apply if the aggregate purchase price of such assets is less than $15 million, provided that the Company Parties shall segregate the proceeds from such sales for the benefit of the Consenting Noteholders;

(g) the occurrence of any one of the following events:

(i) the Company Parties or any Affiliate of the Company Parties files a motion, application, adversary proceeding, or Cause of Action challenging the validity, enforceability or priority of, or seeking avoidance or subordination of the Notes Claims; or

(ii) the Company Parties or any Affiliate of the Company Parties support any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action;

(h) the modification in any material respect of the employment terms of any member of the Section 16 Officers without the consent of the Required Consenting Noteholders;

(i) the failure to comply with or achieve any one of the Milestones, unless such Milestone is extended with the express prior written consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld), which consent may be provided via email from counsel to the Required Consenting Noteholders;

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(j) any Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner that is inconsistent with, or constitutes a breach of, this Agreement, without the prior written consent of the Required Consenting Noteholders, (ii) withdraws the Plan without the prior consent of the Required Consenting Noteholders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), in the case of each of the foregoing clauses (i) through (ii), which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 13.10 detailing any such breach;

(k) upon delivery of notice by a Company Party pursuant to Section 7.01; or

(l) any Company Party fails to pay the fees and expenses set forth in Section 13.23 as and when required; provided, however, that the Plan Effective Date shall not occur until and unless the fees and expenses set forth in Section 13.23 shall have been paid in full.

11.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by Consenting Noteholders holding an amount of Notes that would result in non-breaching Consenting Noteholders holding less than two-thirds (66.67%) of the aggregate principal amount of Notes held by all of the Consenting Noteholders of any provision set forth in this Agreement that remains uncured for a period of three (3) Business Days after the receipt by such Consenting Noteholders of notice of such breach;

(b) the issuance by any Governmental Entity of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, however, that this termination right shall not apply to or be exercised by any Company Party if any Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; provided, further, however, that nothing in this paragraph is intended to limit the rights of the Company Parties as set forth in Section 7.01;

(c) the board of directors, board of managers, or similar governing body of a Company Party determines, after receiving written advice from external counsel, that, based on such advice, continued performance under this Agreement would violate applicable Law or would be inconsistent with the exercise of its fiduciary duties under applicable Law; or

(d) the entry of an order by the Bankruptcy Court (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code or (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party; provided, however, that this termination right shall not apply to or be exercised by any Company Party if any Company Party sought or requested such order or appointment in contravention of any obligation or restriction set out in this Agreement or otherwise violated Section Error! Reference source not found..

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11.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Noteholders and (b) each Company Party.

11.04. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately upon the Plan Effective Date.

11.05. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void ab initio from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Noteholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including any Causes of Action against any Consenting Noteholder, and (b) any right of any Consenting Noteholder, or the ability of any Consenting Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Noteholder. No purported termination of this Agreement shall be effective under this Section 11 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement. Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(c).

Section 12. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b) Except as otherwise provided herein, this Agreement may not be modified, amended, amended and restated or supplemented without the express prior written consent of the Company Parties and the Required Consenting Noteholders (in each case, in their sole discretion);

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provided, however, that if the proposed modification, amendment or supplement has a material, disproportionate (as compared to the other Consenting Noteholders) and adverse effect on any of the Consenting Noteholders, then the consent of each such affected Consenting Noteholder shall also be required to effectuate such modification, amendment or supplement. In the event that an adversely affected Consenting Noteholder (“Non-Consenting Noteholder”) does not consent to a modification, amendment and restatement or supplement to this Agreement, but such modification, amendment and restatement or supplement receives the consent of the Required Consenting Noteholders, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Noteholder, but this Agreement shall continue in full force and effect in respect of all other Consenting Noteholders who have so consented.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and null and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13. Miscellaneous.

13.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

13.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

13.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 13.03 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 3.02).

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13.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

13.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of New York, Borough of Manhattan, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and each of the Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

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13.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity except as expressly permitted hereby.

13.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421-6000
	Attention:	Stephen Lebovitz, Chief Executive Officer
Jeff Curry, Chief Legal Officer

E-mail addresses:	Stephen.Lebovitz@cblproperties.com
Jeff.Curry@cblproperties.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention:	Ray C. Schrock, P.C.
Moshe A. Fink

E-mail addresses:	ray.schrock@weil.com
moshe.fink@weil.com

(b) if to a Consenting Noteholder, as set forth on the signature page for such Consenting Noteholder to this Agreement, a Transfer Agreement or a Joinder, as applicable, with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036-6745
Attention:	Michael S. Stamer
Meredith A. Lahaie
Daniel G. Walsh

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Email addresses:	mstamer@akingump.com
mlahaie@akingump.com
dwalsh@akingump.com

Any notice given by delivery, mail, or courier shall be effective when received.

13.11. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

13.12. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any chapter 11 plan of reorganization for the Company Parties or any waiver of any rights such Party may have under any subordination agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.13. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.14. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.15. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable

13.16. Survival. Notwithstanding (a) any Transfer of any Company Claims in accordance with Section 8 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 11.05, Section 13 (except for Section 13.23 with respect to fees and expenses incurred after the termination of this Agreement (other than with respect to fees and expenses incurred after the termination of this Agreement due to the consummation of the Plan on the Plan Effective Date)), and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

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13.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.18. Capacities of Consenting Noteholders. Each Consenting Noteholder has entered into this Agreement on account of all Company Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims; provided, however, that the foregoing shall not include any Company Claims held by any such Consenting Noteholder as of the Agreement Effective Date other than Notes Claims; provided, further, however, that any Person (other than any Consenting Noteholder as of the Agreement Effective Date and any of its its Affiliates) that becomes a party hereto as a Consenting Noteholder pursuant to this Agreement following the Agreement Effective Date agrees that it shall cause its Affiliates that hold Company Claims (directly or through discretionary accounts that it manages or advises) to comply with the provisions of this Agreement as if such Affiliate was a Consenting Noteholder.

13.19. Relationship Among Consenting Noteholders.

(a) Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several, not joint, with respect to each Consenting Noteholder. None of the Consenting Noteholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, any Consenting Noteholder, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Noteholders as a result of this Agreement or the transactions contemplated herein or in the Restructuring Term Sheet, in each case except as expressly set forth in this Agreement. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity, and it is hereby expressly acknowledged by the Consenting Noteholders, on the one hand, and the Company Parties, on the other, that they are in privity with each other and that no Consenting Noteholder is in privity with any other Consenting Noteholder in connection with this Agreement or any of the transactions contemplated hereby. The Consenting Noteholders represent and warrant that as of the date hereof and for so long as this Agreement remains in effect, the Consenting Noteholders have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company Parties. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement, and each Consenting Noteholder shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Noteholder to be joined as an additional party in any proceeding for such purpose. Nothing contained in this Agreement, and no action taken by any Consenting Noteholder pursuant hereto is intended to constitute the

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Consenting Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Noteholder is in any way acting in concert or as a member of a “group” with any other Consenting Noteholder or Consenting Noteholders within the meaning of Rule 13d-5 under the Exchange Act. For the avoidance of doubt: (1) each Consenting Noteholder is entering into this Agreement directly with the Company and not with any other Consenting Noteholder, (2) no other Consenting Noteholder shall have any right to bring any action against any other Consenting Noteholder with respect this Agreement (or any breach thereof) and (3) no Consenting Noteholder shall, nor shall any action taken by a Consenting Noteholder pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Noteholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Noteholders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Noteholder by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

(b) The Company Parties understand that the Consenting Noteholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Noteholders that principally manage and/or supervise the Consenting Noteholder’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Noteholder so long as they are not acting at the direction or for the benefit of such Consenting Noteholder.

13.20. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 12, or otherwise, including a written approval by the Company Parties or the Required Consenting Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.21. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing in this Agreement shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

13.22. Good Faith Cooperation. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring.

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13.23. Fees and Expenses. Regardless of whether the Restructuring Transactions are consummated, the Company Parties shall within three (3) Business Days of receipt of an invoice, pay in cash or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date) of any advisors, whether retained directly or indirectly, of the Consenting Noteholders, including: (i) Akin Gump, as legal counsel to the Consenting Noteholders; (ii) PJT Partners, as the financial advisor retained on behalf of the Consenting Noteholders; (iii) one local counsel to the Consenting Noteholders; (iv) any other professionals or advisors retained by the Consenting Noteholders with the consent of the Company (such consent not to be unreasonably withheld); and (v) reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) in amount not to exceed $250,000 in the aggregate (collectively, the “Consenting Noteholder Fees and Expenses”); provided, however, that all outstanding invoices of such professionals and advisors shall be paid in full by the Petition Date.

13.24. Public Disclosure; Confidential Information. Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Noteholders (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Noteholder without the prior written consent of such Consenting Noteholder or the order of a Bankruptcy Court or other court with competent jurisdiction, or as may otherwise be required by law. Any obligations the Company may have under or in connection with this Agreement to furnish Confidential Information to a Consenting Noteholder shall be subject to such any confidentiality agreement in place between the Company and such Consenting Noteholder.

13.25. Withholding. The Company Parties shall each be entitled to deduct and withhold (or cause to be deducted or withheld) from amounts otherwise payable and deliverable to any Person hereunder such amounts as it is required to deduct and withhold with respect to the making of the relevant payment under applicable law. The Company Parties shall use commercially reasonable efforts to provide the payment recipient with reasonable advance notice of any withholding that it intends to make pursuant to this provision, and shall use its commercially reasonable efforts to cooperate with such payment recipient to minimize any applicable withholding. To the extent that amounts are deducted and withheld, such amounts shall be paid to the appropriate Governmental Authority and treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made. The Parties agree not to treat the Notes as a “United States real property interest” within the meaning of section 897(c)(1) of title 26 of the United States Code and no Party shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the foregoing treatment unless required to do so by applicable law.

[Remainder of Page Intentionally Blank.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties
[______________________]
By:
Name:
Title:

[Signature Page to the Restructuring Support Agreement]

[CONSENTING NOTEHOLDER]

Name:
Title:
Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2023 Notes 2024 Notes 2026 Notes

[Signature Page to the Restructuring Support Agreement]

EXHIBIT A

Company Parties

CBL & Associates Limited Partnership.

EXHIBIT B

Restructuring Term Sheet

CBL & ASSOCIATES PROPERTIES, INC.

RESTRUCTURING TERM SHEET

August 18, 2020

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND, IF APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE COMPANY PARTIES AND ANY CREDITOR PARTY. THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTATION, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION AND EXECUTION. EXCEPT AS PROVIDED IN THE RESTRUCTURING SUPPORT AGREEMENT, THIS TERM SHEET, AND THE TERMS CONTAINED HEREIN, ARE CONFIDENTIAL.

SUMMARY OF PRINCIPAL TERMS

OF PROPOSED RESTRUCTURING TRANSACTIONS

This term sheet (the “Term Sheet”) sets forth certain key terms of a proposed restructuring transaction (the “Transaction”) with respect to the existing debt and other obligations of CBL & Associates Properties, Inc. and certain of its affiliates and subsidiaries (collectively, the “Company Parties” or the “Company”). This Term Sheet is the “Restructuring Term Sheet” referenced as Exhibit B in that certain Restructuring Support Agreement, dated as of August 18, 2020 (as the same may be amended, modified or supplemented, the “RSA”), by and among the Company Parties and the Consenting Noteholders party thereto. Capitalized terms used but not otherwise defined in this Term Sheet shall have the meanings given to such terms in the RSA. This Term Sheet supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof. Subject to the RSA, the Transaction will be implemented through pre-packaged or pre-negotiated Chapter 11 Cases pursuant to the Plan.

TREATMENT OF CLAIMS AND INTERESTS

The below summarizes the treatment to be received on or as soon as practicable after the Plan Effective Date (as defined below) by holders of claims against, and interests in, the Company pursuant to the Transaction.

Administrative, Priority, and Tax Claims	Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment reasonably acceptable to the Company Parties and the Required Consenting Noteholders and consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Bank Claims	On the Plan Effective Date, each holder of an allowed Claim (each a “Bank Claim”) under that certain Credit Agreement, dated January 30, 2019 (as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time) (the “Credit Agreement”), by and among the CBL Limited Partnership, as borrower, the Company Parties thereto, the lenders from time to time party thereto (the “Bank Lenders”), and Wells Fargo Bank, National Association, as administrative agent (“Administrative Agent”) for itself and for the benefit of the Bank Lenders shall receive either: (a) treatment as is acceptable to the Company and the Required Consenting Noteholders in a manner consistent with the Bankruptcy Code, including, but not limited to, section 1129(b) of the Bankruptcy Code; or (b) such treatment as determined by the Bankruptcy Court.

Other Secured Claims	Secured Claims (other than Bank Claims) shall be reinstated, unimpaired, or receive treatment reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

Notes Claims

On the Plan Effective Date, each holder of an allowed Notes Claim shall receive its pro rata share of (a) $49.6 million of Cash consideration (such Cash consideration to be reduced by the amount of any interest payments made by the Company Parties, if any, during the Agreement Effective Period); (b) $500 million of 10% first-priority secured notes due June 2028 having the terms set forth on Exhibit 1 hereto (the “New Notes”); and (c) 90% of the common equity in the reorganized Company (the “New Equity Interests”), subject to dilution by the Warrants, the Management Incentive Plan (each as defined below) and subsequent issuances of common equity (including securities or instruments convertible into common equity) by the Company from time to time after the Plan Effective Date, as set forth herein.

To the extent the holders of Bank Claims do not vote to accept the Plan as class, the treatment of Notes Claims may be modified on terms acceptable to the Company Parties and the Required Consenting Noteholders and consistent with the Bankruptcy Code.

Property Level Debt and Guarantee Claims	To the extent that a debtor in the Chapter 11 Cases is a borrower or guarantor on property level debt, such property level debt and guarantee claims shall be reinstated, unimpaired, or receive treatment acceptable to the Required Consenting Noteholders and the Company Parties.[1]

General Unsecured Claims	Unsecured Claims other than Notes Claims shall receive treatment reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

Intercompany Claims and Company Interests	Intercompany claims and Company Interests shall be reinstated, unimpaired, compromised, or cancelled, at the election of the Company and the Required Consenting Noteholders such that intercompany claims and Company Interests are treated in a tax-efficient manner.

Preferred Equity Interests	If holders of Preferred Equity Interests vote to accept the Plan as a class, each holder of an allowed Preferred Equity Interest shall receive its pro rata share of [TBD][2]% of the New Equity Interests and [TBD]% of the Warrants (as defined below), which New Equity Interests shall be subject to dilution by the Warrants, the Management Incentive Plan and subsequent issuances of common stock (including securities or instruments convertible into common equity) by the Company from time to time after the Plan Effective Date, as set forth herein. If holders of Preferred Equity Interests vote to reject the Plan as a class, holders of Preferred Equity Interests shall receive no recovery under the Plan. Cash out option for preferred shares in the amount of $5 million and on terms reasonably acceptable to the Company Parties and Required Consenting Noteholders.

[1]	The entities to be debtors in the Chapter 11 Cases shall be reasonably acceptable to the Company Parties and Required Consenting Noteholders.
[2]	Percentage of New Equity Interests for existing preferred and common shareholders to total 10%. Company to determine equity splits in consultation with the Required Consenting Noteholders.

Common Equity Interests and Special Common Units	If holders of Common Equity Interests and limited partnership units of CBL & Associates Limited Partnership designated as special common units (the “Special Common Units”) vote to accept the Plan as a class, each holder of existing Common Equity Interests and Special Common Units shall receive its pro rata share of [TBD] % of the New Equity Interests and [TBD]% of the Warrants (as defined below) on terms and conditions consistent with the term sheet attached hereto as Exhibit 2 (the “Warrants”), which New Equity Interests shall be subject to dilution by the Warrants and the Management Incentive Plan and subsequent issuances of common stock (including securities or instruments convertible into common stock) by the Company from time to time after the Plan Effective Date. If holders of Common Equity Interests and Special Common Units vote to reject the Plan as a class, holders of Common Equity Interests and Special Common Units shall receive no recovery under the Plan.

Modifications to Treatment of Claims	To the extent that any Claims or Interests are required or permitted to share in the consideration provided to the holders of Notes Claims as set forth in this Term Sheet, the treatment of Notes Claims and other Claims and Interests may be modified on terms acceptable to the Company Parties and the Required Consenting Noteholders and consistent with the Bankruptcy Code.

OTHER TERMS OF THE TRANSACTION

Corporate Governance	The terms and conditions of the new corporate governance documents of the reorganized Company (including the bylaws and certificates of incorporation or similar documents, among other governance documents of each of the Company Parties, collectively, the “Corporate Governance Documents”), as well as the structure and other governance matters, shall be acceptable to and determined by the Required Consenting Noteholders in their sole discretion; provided that the Required Consenting Noteholders will consult with the Company Parties regarding such Corporate Governance Documents, provided further that nothing in the Corporate Governance Documents shall adversely impact the economic recovery of the holders of Preferred Equity Interests, Common Equity Interests, or Special Common Units as set forth in this Term Sheet.

Board of Directors	The initial board or other governing body of the reorganized Company (the “New Board”) shall consist of seven (7) members in total, which shall include the current Chief Executive Officer, five (5) members selected by the Required Consenting Noteholders and one (1) member selected by the Company Parties and reasonably acceptable to the Required Consenting Noteholders (it being understood that Charles Lebovitz is acceptable to the Required Consenting Noteholders). The Required Consenting Noteholders agree to consult with the Company Parties regarding the selection of the five (5) members with the understanding that the selection of such members shall be in the sole discretion of the Required Consenting Noteholders.

Management Incentive Plan	On or after the Plan Effective Date, the reorganized Company shall adopt a management incentive plan (the “Management Incentive Plan”) which shall provide for the grant of up to 10% of the New Equity Interests (or warrants or options to purchase New Equity Interests or other equity-linked interests) on a fully diluted basis to certain members of management of the reorganized Company. The form, allocation and any limitations on the Management Incentive Plan shall be determined by the New Board (or a committee thereof).

Releases & Exculpation	To the maximum extent permitted by applicable law, the Plan and the Confirmation Order will contain customary mutual releases and other exculpatory provisions in favor of the Company, the Consenting Noteholders, the indenture trustees for the Notes, the holders of existing Preferred Equity Interests that provide a release, the holders of existing Common Equity Interests and Special Common Units that provide a release, and each of their respective current and former affiliates, subsidiaries, members, professionals, advisors, employees, directors, and officers, in their respective capacities as such. Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Plan Effective Date arising from or related in any way in whole or in part to the Company, the Notes, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is affected by the Transaction or treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents, in each case other than claims, actions, or liabilities arising out of or relating to any act or omission that constitutes willful misconduct, actual fraud, or gross negligence as determined by final order of a court of competent jurisdiction. To the maximum extent permitted by applicable law, any such releases shall bind holders of Notes Claims, all parties whose Claims are unimpaired under the Plan, all parties who affirmatively agree or vote to accept the Plan, those parties who abstain from voting on the Plan if they fail to opt-out of the releases, and those parties that vote to reject the Plan unless they opt-out of the releases.

Injunction & Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.

Cancellation of Instruments, Certificates, and Other Documents	On the Plan Effective Date and immediately prior to or concurrent with the distributions contemplated in this Term Sheet, except to the extent otherwise provided herein or in the Definitive Documentation, all instruments, certificates, and other documents evidencing debt of or equity interests in the Company shall be cancelled, and the obligations of the Company thereunder, or in any way related thereto, shall be discharged.

Assumption and Rejection of Executory Contracts and Unexpired Leases	The executory contracts and unexpired leases that shall be assumed, assumed and assigned, or rejected in the Chapter 11 Cases shall be reasonably acceptable to the Company Parties and the Required Consenting Noteholders, provided that the Company Parties and the Required Consenting Noteholders shall work in good faith following the execution of the RSA and prior to the commencement of the Chapter 11 Cases to determine which employment agreements (and any modification to such employment agreements, including, without limitation, modifications to the terms of any retention or incentive arrangements for senior executives of the Company as requested by the Required Consenting Noteholders) shall be assumed pursuant to the Plan.

Employee Compensation and Benefit Programs	All employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company applicable to any of its employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, shall be treated under the Plan in a manner acceptable to the Required Consenting Noteholders, provided that the assumption of the Company’s key employee retention program for “Tier 2” non-executive employees in an amount not to exceed $5 million in the aggregate shall be deemed acceptable to the Required Consenting Noteholders.

Tax Issues	As reasonably determined by the Company Parties and the Required Consenting Noteholders, upon emergence from the Chapter 11 Cases, the Reorganized Debtor may be structured as a real estate investment trust (“REIT”) and the Transaction shall, subject to the terms and conditions of the RSA, be structured to achieve a tax-efficient structure, in a manner reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

Exemption from SEC Registration	The issuance of all securities in connection with the Plan, including the New Notes, the New Equity Interests, and the Warrants (including any securities issuable upon the exercise of the Warrants), will be exempt from registration with the U.S. Securities and Exchange Commission under section 1145 of the Bankruptcy Code.

Registration Rights	The Company shall enter into a registration rights agreement with each of the Consenting Noteholders (unless such Consenting Noteholder opts out) relating to the registration of the resale of the New Equity Interests, and to the extent the reorganized Company is not public post-emergence, shall be post-IPO registration rights. The registration rights agreement shall contain customary terms and conditions, including provisions with respect to demand rights, piggyback rights, shelf rights (including as to minimum ownership requirements), and blackout periods and shall be reasonably acceptable to the Company and Required Consenting Noteholders. Other registration rights and terms to be determined by the Required Consenting Noteholders, which shall be reasonably acceptable to the Company.

SEC Reporting and Stock Exchange Listing	As reasonably determined by the Company Parties and the Required Consenting Noteholders, upon emergence from the Chapter 11 Cases, the New Equity Interests and the Warrants to be issued by the Company on the Plan Effective Date may be listed on the New York Stock Exchange, (“NYSE”), or NASDAQ, either by retaining or succeeding to the Company’s existing NYSE listing or otherwise, so long as the Company is able to satisfy the initial listing requirements of the NYSE or NASDAQ, or such alternative exchange as the Company Parties and the Required Consenting Noteholders reasonably determine if the Company is not able to satisfy the initial listing requirements of the NYSE or NASDAQ.

D&O Liability Insurance Policies, Tail Policies, and Indemnification	The Company shall purchase a tail policy providing for coverage for current or former directors, managers, and officers of the Company prior to the Petition Date on market terms with coverage in the amount of up to $70 million. The Company shall implement a new D&O insurance policy for directors, managers, and officers of the reorganized Company from and after the Plan Effective Date on terms and conditions acceptable to the Company Parties and the Required Consenting Noteholders. Any indemnification obligations (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise) to be assumed pursuant to the Plan shall be on terms and conditions reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

Plan Effective Date	The date on which the Transaction shall be fully consummated in accordance with the terms and conditions of the Definitive Documentation, which shall be the effective date of the Plan (the “Plan Effective Date”).

Conditions to the Plan Effective Date

The Plan Effective Date shall be subject to the following conditions precedent, some of which may be waived in writing by agreement of the Company and the Required Consenting Noteholders, subject to the consent rights provided for in the RSA:

(i) the Definitive Documentation (as applicable) shall be in form and substance consistent with this Term Sheet and the RSA and such documents shall be reasonably acceptable to the Company Parties and the Required Consenting Noteholders unless this Term Sheet or the RSA provide otherwise;

(ii)  the Bankruptcy Court shall have entered an order confirming the Plan in form and substance consistent with this Term Sheet and the RSA, such order shall otherwise be reasonably acceptable to the Company Parties and the Required Consenting Noteholders, and such order shall be a Final Order;

(iii)  all of the schedules, documents, supplements, and exhibits to the Plan and Disclosure Statement shall be in form and substance consistent with this Term Sheet and the RSA and such documents shall be reasonably acceptable to the Company Parties and the Required Consenting Noteholders unless this Term Sheet or the RSA provide otherwise;

(iv) all fees and expenses of the professionals and advisors to the ad hoc group of Consenting Noteholders (and out of pocket expenses of individual Consenting Noteholders up to the cap set forth herein) shall be paid in full;

(v)   the RSA shall be in full force and effect; and

(vi) all governmental approvals and consents that are legally required for the consummation of the Transaction shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect

Fees and Expenses of the Consenting Noteholders	As a condition to the occurrence of the Plan Effective Date, the Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date) of the Consenting Noteholders, which shall include the following: (a) Akin Gump Strauss Hauer & Feld LLP, as counsel to the ad hoc group of Consenting Noteholders; (b) one local counsel to the ad hoc group of Consenting

Noteholders; (c) PJT Partners LP, as the financial advisor retained by the Consenting Noteholders; (d) any other professionals or advisors retained by the Consenting Noteholders with the consent of the Company (such consent not to be unreasonably withheld); and (e) reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) in amount not to exceed $250,000 in the aggregate; provided, however, that all outstanding invoices of the Consenting Noteholders professionals and advisors shall be paid in full immediately prior to the Petition Date.

Milestones

(a)   No later than October 1, 2020, the Company Parties shall commence the Chapter 11 Cases.

(b)   No later than 3 Business days after the Petition Date, the Company Parties shall have filed the Plan and a motion seeking approval of the Disclosure Statement.

(c)   No later than 3 Business days after the Petition Date, the Bankruptcy Court shall have entered an interim order approving use of cash collateral.

(d)   No later than 60 days after the Petition Date, the Bankruptcy Court shall have entered a final order approving use of cash collateral.

(e)   No later than 85 days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement.

(f)   No later than 165 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order.

(g)   No later than 195 days after the Petition Date, the Plan Effective Date shall have occurred.

Exhibit 1

Terms of New Notes

•	Interest rate of 10% per annum payable in cash

•	Maturity of June 2028

•

Liens on unencumbered properties, priority guarantees from certain entities (including to-be-formed intermediate holdcos of entities holding encumbered properties and joint ventures of the Company), and equity pledges of certain entities (including to-be-formed intermediate holdcos of entities holding encumbered properties and joint ventures of the Company) as set forth on Schedule 1.

•	Baskets to remove collateral TBD, and based upon release prices to be negotiated

•	Asset sale provision allowing for 102% paydown

•

Except for pledges of equity interests not otherwise listed on Schedule 1 to the extent such equity pledges would be prohibited by any non-recourse loan document, CMBS loan document, construction loan document, joint venture document or other document related to the foregoing (collectively, the “Restrictive Documents”, which, for the avoidance of doubt, shall not include the Credit Agreement or related documents), in each case, remaining in effect post Plan Effective Date, liens on all other unencumbered assets not otherwise identified on Schedule 1 except as consented to by the Required Consenting Noteholders, provided that the Company Parties shall not transfer unencumbered assets to or from entities that are party to a Restrictive Document outside the ordinary course of business.

•

Except, solely in the case of direct or indirect subsidiaries of CBL & Associates Limited Partnership that are directly party to Restrictive Documents remaining in effect post Plan Effective Date, to the extent otherwise prohibited by such Restrictive Document remaining in effect post Plan Effective Date, liens on cash, cash equivalents, and treasuries except as consented to by the Required Consenting Noteholders, provided that the Company Parties shall not transfer cash, cash equivalents, or treasuries to or from entities that are party to a Restrictive Document outside the ordinary course of business.

•	Full parent guaranty

•	Incurrence test for Total Debt/Total Assets (excludes outparcels)

•	Ability to form joint ventures with contributed land from collateral so long as joint ventures remain as credit support

•	105% call protection for the first 18 months, no call for the next 3 years, 105% for the next year, and 102.5% for the next year

•	Bankruptcy make-whole

•	Other terms (including covenants) to be agreed between the Required Consenting Noteholders and the Company

Exhibit 2

Warrant Term Sheet

Shares Represented	Three series of Warrants exercisable for 20% (in the aggregate calculated as of the Plan Effective Date and including any shares issuable upon exercise of the Warrants) of the New Equity Interests exercisable solely for cash, subject to dilution on account of the Management Incentive Plan and future issuances of New Equity Interests by the Company from time to time after the Plan Effective Date.

Strike Price (cash only)

Series A: Total equity value that implies 80% recovery of outstanding principal to holders of the Notes Claims plus accrued interest through July 31, 2020.

Series B: Total equity value that implies 95% recovery of outstanding principal to holders of the Notes Claims plus accrued interest through July 31, 2020.

Series C: Total equity value that implies 110% recovery of outstanding principal to holders of the Notes Claims plus accrued interest through July 31, 2020.

Scheduled Maturity Date	Series A: Three (3) years from the Plan Effective Date Series B: Four (4) years from the Plan Effective Date Series C: Five (5) years from the Plan Effective Date

Springing Maturity Date	Warrants, if unexercised, will automatically terminate on the 15th day after the applicable series of Warrants has traded at a 35% premium to their strike price for 90 consecutive days. On the day after such a price is achieved (the “Warrant Trigger Date,” which may be a different Warrant Trigger Date with respect to each series of Warrants), the Company shall publicly disclose the occurrence of such event, along with the stated Springing Maturity Date for any unexercised Warrants.

Other Terms	Other terms to be agreed between the Required Consenting Noteholders and the Company.

•

Schedule 1

Collateral and Credit Support for New Notes

1.

The New Notes will be secured by a first priority lien on the following properties, which shall be evidenced by mortgages recorded in the applicable recording offices, and a pledge of the equity of the entity that owns the following properties:

Certain Mall Assets

•	Alamance Crossing - West

•	Brookfield Square

•	Dakota Square

•	Eastland Mall

•	Harford Mall

•	Laurel Park Place

•	Meridian Mall

•	Mid Rivers Mall

•	Monroeville Mall

•	Monroeville Mall - Anchor

•	Monroeville Mall - CBL/Monroeville LP

•	Monroeville Mall - District

•	Northpark Mall

•	Old Hickory Mall

•	Parkway Place

•	South County Center

•	Southaven Towne Center

•	Southaven Towne Center - Self Development

•	St. Clair Square

•	Stroud Mall

•	Valley View Mall

•	York Galleria

•	York Galleria - Sears Redevelopment

Certain Associated Centers & Other Properties

•	840 Greenbrier Circle

•	Coolsprings Crossing

•	Courtyard at Hickory Hollow

•	Frontier Square

•	Gunbarrel Point

•	Harford Mall - Annex

•	Monroeville Mall - Annex @ Monroeville

•	Pearland Town Center - Residences

•	Shoppes @ St. Clair

•	Sunrise Commons

•	West Town Crossing

•	WestGate Crossing

2.

The New Notes will have a priority guaranty from the CBL member in the joint venture that owns the following properties and will be secured by a pledge of the CBL member’s interest in such joint venture. To the extent CBL Limited Partnership is a direct member of the joint venture, the Company will use reasonable efforts to seek consent to place an intermediate holding company as the new CBL member in the joint venture, which will give a priority guaranty and use reasonable efforts to seek consent to pledge the CBL interest in the joint venture.

Joint Venture Properties

•	CBL Center - Phase I and II

•	Hamilton Corner

•	Hamilton Corner - AAA Parcel

•	Hamilton Place - ALOFT Hotel[1]

•	Hamilton Place and OP

•	Hamilton Place - Regal Cinema

•	Governor’s Square Plaza

•	Governor’s Square

•	The Shoppes at Hamilton Place

•	The Terrace

3.

The New Notes will (i) include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership, except (a) in connection with a refinancing of an existing mortgage loan currently encumbering an applicable property as of the date hereof in an amount no greater than the loan being refinanced (plus customary interest and refinancing costs) and (b) if the Company reinvests the proceeds of a financing or pays down the New Notes as set forth below, (ii) have a priority guarantee (1) to the extent such property is owned by a joint venture, from an intermediate holding company that directly owns the entity that holds the interest in the joint venture entity that directly or indirectly owns the following properties, or (2) to the extent such property is wholly owned indirectly by CBL Limited Partnership, from an intermediate holding company that directly owns the entity that owns the following properties (except to the extent an existing intermediate holding company cannot give a priority guaranty, an intermediate holding company will be inserted as close as possible above the property-owning entity as may be permitted and such entity will give a priority guarantee), and (iii) will be secured by a pledge of the equity of such intermediate holding company:

[1]

Notwithstanding the introductory paragraph to this section 2, the Company shall only be required to use commercially reasonable efforts to obtain consent from the joint venture partner for a pledge of the equity by CBL Limited Partnership of the property owning entity. For the avoidance of doubt, the Company shall not be required to seek consent from the lender to obtain a guaranty from an intermediate holding company.

2

•	Kentucky Oaks Mall

•	Outlet Shoppes of the Bluegrass - OP Tract 8

•	Pavilion at Port Orange West JV - Apts

Outparcels (The Company shall be allowed to reinvest proceeds from the sale or financing of such properties into the properties set forth herein which are mortgaged (other than section 5 below) or whose equity is pledged as collateral for the New Notes, or to use such proceeds to pay down the New Notes, subject to customary terms to be agreed by the Required Consenting Noteholders.)

•	Brookfield Square - Lifestyle Center

•	Coolsprings Crossing - (Parcel(s) in Main Project)

•	Cross Creek - Sears - (Parcel(s) in Main Project)

•	Dakota Square - (Parcel(s) in Main Project)

•	Dakota Square - Mgmt GL Parcels

•	East Towne Mall - Outparcel

•	East Towne Mall - Parcel

•	EastGate Mall - Self Development

•	EastGate Mall - Shops at Eastgate

•	Eastland Mall - (Parcel(s) in Main Project)

•	Hamilton Place - Sears - (Parcel(s) in Main Project)

•	Hanes Mall - Restaurants

•	Jefferson Mall -Self Development

•	Kirkwood Mall - Mgmt GL

•	Parcels Laurel Park Mall - (Parcel(s) in Main Project)

•	Layton Hills Mall - Mgmt GL Parcels

•	Layton Hills Mall - Outparcel II

•	Mall Del Norte - Mgmt GL Parcels

•	Mall Del Norte TX Outparcel

•	Mayfaire Town Center - Mgmt GL Parcels

•	Meridian Mall - (Parcel(s) in Main Project)

•	Mid Rivers Mall - (Parcel(s) in Main Project)

•	Monroeville Mall - (Parcel(s) in Main Project)

•	Northgate Mall - Outparcel

•	Northgate Mall Sears TBA- Outparcels

•	Northpark Mall - (Parcel(s) in Main Project)

•	Northpark Mall - Mgmt GL Parcels

•	Parkdale Mall - Corner (Self Dev. Tract 4/Pad B)

•	Parkdale Mall - Mgmt GL Parcels

•	Pearland Town Center - Mgmt GL Parcels

•	Pearland Town Center - Outparcel TX Land LLC

•	Pearland Town Center - Self Development (Parcel 8)

3

•	Post Oak Mall - Mgmt GL Parcels

•	South County Center - (Parcel(s) in Main Project)

•	South County Center - Mgmt GL Parcels

•	Southaven Towne Center - (Parcel(s) in Main Project)

•	Southpark Mall - Dick’s Sporting Good

•	St. Clair Square - (Parcel(s) in Main Project)

•	The Landing at Arbor Place - (Parcel(s) in Main Project)

•	The Plaza at Fayette - (Parcel(s) in Main Project)

•	Valley View Mall - (Parcel(s) in Main Project)

•	Volusia Mall - Restaurant Village

•	West Towne Crossing - (Parcel(s) in Main Project)

•	West Towne Mall - Restaurant District

•	York Galleria - (Parcel(s) in Main Project)

4.

The New Notes will (i) include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership, except in connection with a refinancing of an existing mortgage loan currently encumbering an applicable property as of the date hereof in an amount no greater than the loan being refinanced (plus customary interest and refinancing costs), and (ii) will have a priority guarantee (1) to the extent such property is owned by a joint venture, from an intermediate holding company that directly owns the entity that holds the interest in the joint venture entity that directly or indirectly owns the following properties, or (2) to the extent such property is wholly owned indirectly by CBL Limited Partnership, from an intermediate holding company that directly owns the entity that owns the following properties. To the extent an existing intermediate holding company cannot give a priority guaranty, an intermediate holding company will be inserted as close as possible above the property-owning entity as may be permitted and such entity will give a priority guarantee:

Joint Venture Properties

Malls

•	Coastal Grand Mall and District

•	Coastal Grand Mall - Dick’s Sporting Goods

•	Coastal Grand OP

•	CoolSprings Galleria

•	Coolsprings Macy’s Outparcel - Red Robin

•	Friendly Center - Belk

•	Friendly Shopping Center

•	Northgate Mall - JCP

•	Oak Park Mall

•	Outlet Shoppes at Atlanta

•	Outlet Shoppes at Atlanta - Outparcels

•	Outlet Shoppes at Atlanta - Parcel

4

•	Outlet Shoppes at Atlanta - Tract 1B

•	Outlet Shoppes at El Paso - OP

•	Outlet Shoppes at El Paso - OP II

•	Outlet Shoppes at El Paso - .2763 Acre Tract

•	Outlet Shoppes at EL Paso - Phase I and II

•	Outlet Shoppes at Gettysburg Phase I

•	Outlet Shoppes at Gettysburg Phase II

•	Outlet Shoppes at Laredo

•	Outlet Shoppes of the Bluegrass

•	Outlet Shoppes of the Bluegrass - OP

•	Outlet Shoppes of the Bluegrass - Phase II

•	Outlet Shoppes of the Bluegrass - OP Tract 11

•	Shops at Friendly Center - Phase I and II

•	West County Center

Associated Centers

•	Coastal Grand Outparcel

•	Hamilton Crossing and Expansion[2]

•	York Town Center

•	York Town Center - Pier One

Community Centers

•	Ambassador Town Center

•	Fremaux Town Center Phase I and II

•	Hammock Landing - Phase I

•	Hammock Landing - Phase II

•	Pavilion @ Port Orange - Phase I

•	Promenade at D’lberville

•	Shoppes at Eagle Point

Storage

•	Eastgate Mall - Self-Storage

•	Hamilton Place - Self Storage

•	Mid Rivers - Self Storage

•	Parkdale Mall - Self Storage

Other Encumbered Properties

Malls

•	Alamance Crossing - East

[2]	The Company will use commercially reasonable efforts to obtain consent to place an intermediate holding company as the new CBL member in the joint venture, which will give a priority guaranty.

5

•	Asheville Mall

•	Brookfield Square - Sears and Street Shops

•	Burnsville Center & Dick’s Sporting Goods

•	Cross Creek Mall

•	Eastgate Mall

•	Fayette Mall

•	Jefferson Mall

•	Northwoods Mall

•	Parkdale Mall and Crossing

•	Parkdale Mall and Crossing - Lifeway Christian Redevelopment

•	Southpark Mall

•	Volusia Mall

•	WestGate Mall

5.

The New Notes will be secured by a first priority lien on the following properties, which shall be evidenced by mortgages recorded in the applicable recording offices (unless otherwise consented to by the Required Consenting Noteholders in their reasonable discretion, in which case the New Notes will include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership) and a pledge of the equity of the entity that owns the following properties, provided that the following properties will be released at the request of the New Board, subject to certain customary conditions (and there shall not be any release prices).

Malls

•	Cross Creek Mall - Sears

•	EastGate Mall - Sears

•	Eastland Mall - Macy’s

•	Fayette Mall - Sears Renovation

•	Hamilton Place - Sears

•	Jefferson Mall - Macy’s / Round 1

•	Jefferson Mall - Sears

•	Parkdale Mall - Macy’s

•	Volusia - Sears TBA

Associated Centers

•	The Landing at Arbor Place

•	The Plaza at Fayette

•	The Plaza at Fayette - Johnny Carino’s Redevelopment

Land

•	Alamance Crossing - OP

•	Alamance Crossing - Utility Mgmt

6

•	Arbor Place - APWM, LLC

•	Arbor Place - OP

•	Chapel Hill Land

•	Citadel Mall - OP

•	Gulf Coast Galleria

•	Gulf Coast Town Center - Peripheral IV - Land

•	Gulf Coast Town Center - Phase III - Land

•	Hamilton Place - Lebcon (Land)[3]

•	Hickory Point Mall - OP

•	Imperial Valley Commons - Kohl’s and Land

•	Imperial Valley Mall - OP

•	Jacksonville Regal Cinema Mgt

•	Meridian Mall - Land E. Lansing

•	Meridian Mall - Township Property

•	Statesboro - Land[4]

•	Sunrise Mall - Excess Land

•	The Landing at Arbor Place - OP

•	Walden Park - Land

[3]

The Company will use commercially reasonable efforts to obtain consent from the joint venture partner to grant a pledge of the equity, but shall not be required to provide a first priority lien on the property.

[4]

The Company will use commercially reasonable efforts to obtain consent from the joint venture partner to grant a pledge of the equity, but shall not be required to provide a first priority lien on the property.

7

Exhibit B

Warrant Term Sheet

[To come]

Exhibit C

New Preferred Stock Term Sheet

[To come]

Exhibit D

Exit Credit Facility Term Sheet

Terms of Exit Credit Facility

Set forth below is a summary of certain key terms for the Exit Credit Facility Loans under the Exit Credit Facility (each as defined below) to be issued by the New Bank Claim Borrower (as defined below) to the New Bank Lenders (as defined below) that are First Lien Credit Facility Lenders under that certain Credit Agreement, dated as of January 30, 2019 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “First Lien Credit Agreement”) by and among CBL & Associates Limited Partnership, as borrower (the “LP”), CBL & Associates Properties, Inc. (the “REIT”), the First Lien Credit Facility Lenders party thereto, Wells Fargo Bank, National Association, as administrative agent (the “First Lien Credit Facility Administrative Agent” and, together with the First Lien Credit Facility Lenders, the “Prepetition Secured Parties”)), U.S. Bank National Association, as syndication agent, and Citizens Bank, N.A., PNC Bank, National Association, JPMorgan Chase Bank, N.A. and Regions Bank, each as documentation agent, pursuant to a proposed chapter 11 plan of reorganization (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time the “Plan”). This summary of proposed terms and conditions does not purport to summarize all the terms, conditions, representations and other provisions with respect to the transactions referred to herein, which will be set forth in the Exit Credit Facility Documents (as defined below). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Plan.

Borrower:	A newly-formed wholly owned subsidiary of the LP, as reorganized pursuant to the Plan, that is the direct or indirect parent of each of the Bank Claim Subsidiaries (as defined below) (the “New Bank Claim Borrower”).

Guarantors:	The obligations of the New Bank Claim Borrower under the Exit Credit Facility would be guaranteed by the same former direct and indirect wholly owned domestic subsidiaries of the LP that are guarantors under the First Lien Credit Agreement (collectively, the “Bank Claim Subsidiaries”), which such Bank Claims Subsidiaries will be direct or indirect subsidiaries of the New Bank Claim Borrower as reorganized pursuant to the Plan. The New Bank Claim Borrower and the Bank Claim Subsidiaries are referred to herein as “Loan Parties” and each, a “Loan Party.”

Lenders:	The First Lien Credit Facility Lenders (other than any First Lien Credit Facility Lenders that are Consenting Noteholders) under the First Lien Credit Agreement (collectively, the “New Bank Claim Lenders”).

Amount:	$[950.0] million (the “Exit Credit Facility Loan Amount”).

Administrative / Collateral Agent:	A financial institution satisfactory to the Required Consenting Noteholders and the Debtors (the “New Bank Agent” and, together with the New Bank Claim Lenders, the “New Secured Parties”).

New Loan Facility:	A senior secured U.S. dollar denominated term loan facility in an aggregate principal amount equal to the Exit Credit Facility Loan Amount (the “Exit Credit Facility”; the loans made thereunder, the “Exit Credit Facility Loans”) to be deemed issued in full and final satisfaction of the Bank Lender Secured Claims and the Bank Lender Deficiency Claims, if any, of the New Bank Claim Lenders upon the effective date of the Plan (the “Effective Date”); provided, that, in the event the Bankruptcy Court determines that, in order for the Plan to be confirmed, the New Bank Claim Lenders must receive a greater or full recovery in satisfaction of their Bank Lender Deficiency Claims, if any, then the New Bank Claim Lenders shall also receive the Bank Lender Deficiency Claims Equity Distribution.

Maturity Date:	The Exit Credit Facility Loans would mature seven (7) years from the Effective Date. The full principal amount of the Exit Credit Facility Loans would be due at maturity, and would not be subject to amortization or mandatory prepayment.

Exit Credit Facility Documents:	The Exit Credit Facility would be documented in a credit and guarantee agreement (the “Exit Credit Facility Agreement”) and would be secured pursuant to customary security agreements. The documents referred to in the preceding sentence are referred to as the “Exit Credit Facility Documents.” The Exit Credit Facility Documents would be in form and substance satisfactory to the Required Consenting Noteholders and the Debtors.

Fixed Interest Rate:	The Exit Credit Facility Loans will bear interest at the minimum rate required to satisfy section 1129(b)(2)(A) of the Bankruptcy Code but, in any event at a rate no greater than LIBOR+300bps per annum (with a 50bps LIBOR floor), payable in cash quarterly.

Optional Prepayments:	There would be no restriction on optional prepayment, and the Exit Credit Facility Loans would be able to be prepaid at any time and from time to time without premium or penalty.

Mandatory Prepayment Requirements:	None.

Amortization:	None.

Prepayment / Make Whole Premium:	None.

Security:	The obligations of the Loan Parties under the Exit Credit Facility Loans would be secured by a collateral package substantially consistent with the collateral package described in the First Lien Credit Agreement; provided, that any existing equity pledges granted by the LP in connection with the First Lien Credit Agreement shall be replaced by new equity pledges granted by the New Bank Claim Borrower pursuant to the Exit Credit Facility Agreement.

Conditions Precedent:	The Exit Credit Facility would become effective and the Exit Credit Facility Loans would be issued upon satisfaction of conditions precedent acceptable to the Required Consenting Noteholders and the Debtors including: (i) the issuance by the Bankruptcy Court of an order confirming a Plan on terms acceptable to the Required Consenting Noteholders and the Debtors (the “Confirmation Order”); (ii) the Confirmation Order being in full force and effect and not subject to stay; and (iii) the occurrence of the Effective Date.

Affirmative Covenants:	The Exit Credit Facility Agreement would have no affirmative covenants, except as may be agreed by the Required Consenting Noteholders and the Debtors.

Negative Covenants:	The Exit Credit Facility Agreement would have no negative covenants, except as may be agreed by the Required Consenting Noteholders and the Debtors.

Financial Covenants:	None.

Events of Default:

As agreed by the Required Consenting Noteholders and the Debtors.

With respect to any non-monetary default claimed or asserted by the New Bank Agent or any New Bank Claim Lender against any Loan Party, other than an event of default based on the fraud of a Loan Party, the Loan Parties shall first have been provided with a written notice of the claimed or alleged event of default and an opportunity to cure.

Required Lenders:	New Bank Lenders holding greater than [66.67]% of the outstanding commitments and/or other exposure under the Exit Credit Facility (the “Required Lenders”); provided, that the commitments and/or exposure of any defaulting New Bank Lender shall be disregarded in determining the Required Lenders at any time; provided further, that upon the occurrence of an event of default, the Required Lenders under the Exit Credit Facility shall have the right to enforce remedies with respect to the Exit Credit Facility, subject to certain exceptions.

Amendments:	Required Lenders, except for amendments customarily requiring approval by all lenders or all affected lenders.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York.

2

Exhibit E

List of Property-Level Borrowers

Exhibit C

Form of Transfer Agreement

The undersigned (the “Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among CBL & Associates Properties, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Noteholders, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this transfer agreement, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2023 Notes 2024 Notes 2026 Notes
Bank Claims

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit D

Form of Joinder Agreement

The undersigned (the “Joining Noteholder”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),2 by and among CBL & Associates Properties, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Noteholders, and agrees to be bound by the terms and conditions thereof, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Joining Noteholder specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2023 Notes 2024 Notes 2026 Notes
Bank Claims

[2]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.